UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PCTEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 11, 2014

12:00 p.m.

To Our Stockholders:

The 2014 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held on Wednesday, June 11, 2014 at 12:00 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108 for the following purposes:

1.    The election of three Class III directors whose terms will expire at the 2017 annual meeting of stockholders;

2.    An advisory vote to approve the Company’s named executive officer compensation;

3.    The approval of the amendment and restatement of the Employee Stock Purchase Plan;

4.    The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.    The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 17, 2014 are entitled to notice of and to vote at the meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about April 30, 2014, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on April 17, 2014. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to deliver your proxy by telephone or the Internet or to mark, sign, date and return the proxy card as promptly as possible. Any stockholder attending the meeting may vote in person, even if he or she has previously returned a proxy.

Sincerely,

MARTIN H. SINGER
Chief Executive Officer and
Chairman of the Board of Directors

Bloomingdale, IL

April 30, 2014

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE

BY FOLLOWING THE INSTRUCTIONS LOCATED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be

held on June 11, 2014: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2013 are available electronically free of charge at http://www.proxyvote.com.

PCTEL, INC.

471 Brighton Drive

Bloomingdale, Illinois 60108

PROXY STATEMENT FOR THE

2014 ANNUAL MEETING OF THE STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of PCTEL, Inc. is soliciting proxies for the 2014 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors has set April 17, 2014 as the record date for the meeting. Stockholders of record at the close of business on April 17, 2014 are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 18,621,856 shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the NASDAQ Global Market was $8.69 per share.

This proxy statement is made available on or about April 30, 2014 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We”, “Company” and “PCTEL” mean PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm, bank, broker dealer or other similar organization and record ownership is not in your name.

•	“SEC” means the Securities and Exchange Commission.

•

“Beneficial ownership” of stock is defined under various SEC rules in different ways for different purposes, but it generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement, relationship or the like.

QUESTIONS AND ANSWERS

Q:	When and where is the stockholder meeting?

A:	Our annual meeting of stockholders is being held on Wednesday, June 11, 2014 at 12:00 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108.

Q:	Why did I receive a “Notice Regarding the Availability of Proxy Materials”?

A:	We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our annual meeting. On or about April 30, 2014, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to certain of our stockholders. The Notice of Availability contains instructions on how to access our proxy materials and vote online or how to vote in person or by mail. The Notice of Availability also contains a control number that you will need to vote your shares.

Q:	How do I request paper copies of the proxy materials?

A:	You may request, free of charge, paper copies of the proxy materials for the annual meeting by following the instructions listed on the Notice of Availability. In addition, we will provide you, free of charge, a copy of our Annual Report on Form 10-K, upon written request sent to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary.

Q:	What information is included in this proxy statement?

A:	This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. This proxy statement also outlines the means by which you can vote your shares.

Q:	How do proxies work?

A:	The Board is requesting your proxy. Giving your proxy means that you authorize the persons named as proxies therein (Martin H. Singer and John W. Schoen) to vote your shares at the annual meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and submit a proxy but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board’s recommendations. The Board has recommended that stockholders vote FOR the election of each of the director nominees listed in Proposal #1, FOR the advisory vote to approve our named executive officer compensation in Proposal #2, FOR the amendment and restatement of the Employee Stock Purchase Plan in Proposal #3; and FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 in Proposal #4. Giving your proxy also means that you authorize the persons named as proxies to vote on any other matter properly presented at the annual meeting in such manner as they determine. We are not aware of any other matters to be presented at the annual meeting as of the date of this proxy statement.

Q:	What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record?

A:	If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares.

If your shares are registered directly in your name, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the annual meeting.

Q:	What am I voting on?

A:	You are being asked to vote on the following proposals:

•	The election of three Class III directors whose terms will expire at the 2017 annual meeting of stockholders (Proposal #1);

•	An advisory vote to approve the Company’s named executive officer compensation (Proposal #2);

•	The approval of the amendment and restatement of the Employee Stock Purchase Plan (Proposal #3); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal #4).

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by proxy or in person at the annual meeting. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: (1) by voting online at the Internet site address listed on your proxy card; (2) calling the toll-free number listed on your proxy card; or (3) mailing your signed and dated proxy card in the self-addressed envelope provided. If you received only the Notice of Availability by mail, you may vote your shares online at the Internet site address listed on your Notice of Availability or in person at the annual meeting. You may also request a paper copy of our proxy materials by following the procedures outlined above or in the Notice of Availability. Even if you plan to attend the annual meeting, we recommend that you vote by proxy prior to the annual meeting. You can always change your vote as described below.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you hold your shares in street name and plan to attend the annual meeting and vote in person, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on the record date in order to vote in person.

Q:	What does it mean if I receive more than one Notice of Availability or set of proxy materials?

A:	You may receive more than one Notice of Availability or more than one paper copy of the proxy materials, depending on how you hold your shares. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Availability or a separate set of proxy materials for each brokerage account in which you hold your shares. To vote all of your shares by proxy, you must vote at the Internet site address listed on the Notice of Availability or your proxy card, call the toll-free number listed on your proxy card, or sign, date and return each proxy card that you receive.

Q:	What if I change my mind after I return my proxy?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the annual meeting by providing written notice to our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary.

You may also do this by:

•	Signing and returning another proxy card with a later date;

•	Voting in person at the meeting; or

•	Voting via the Internet or by telephone on a date after the date on your proxy (your latest proxy is counted).

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the ratification of the appointment of our independent registered public accounting firm, Proposal #4), but not on non-routine matters (such as the election of directors (Proposal #1), the advisory vote to approve the Company’s named executive officer compensation (Proposal #2), and the approval of the amendment and restatement of the Employee Stock Purchase Plan (Proposal #3)) without specific instructions from their clients. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” Thus, because the proposals to be acted upon at the meeting consist of both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matter, but expressly states that the broker is NOT voting on the non-routine matters. A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Q:	How are broker non-votes counted?

A:	Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

Q:	Will my shares be voted if I do not submit a proxy?

A:	Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners — If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal #1), the advisory vote to approve the Company’s named executive officer compensation (Proposal #2), and the approval of the amendment and restatement of the Employee Stock Purchase Plan (Proposal #3), all of which are considered “non-routine” matters. If you do not provide the organization that holds your shares with specific voting instructions, under the rules of the NASDAQ, the organization that holds your shares cannot vote on non-routine matters. This is generally referred to as a “broker non-vote.” The organization that holds your shares will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal #4), which is considered a “routine” matter.

Q:	How do I attend the Annual Meeting?

A:	The 2014 annual meeting of stockholders will be held on Wednesday, June 11, 2014, at 471 Brighton Drive, Bloomingdale, Illinois 60108 at 12:00 p.m., local time.

Q:	How many votes can be cast at the meeting?

A:	As of the record date, 18,621,856 shares of PCTEL common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 18,621,856 votes that may be cast at the meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting in person, whether representing a vote FOR, AGAINST, ABSTAIN, or a broker non-vote, will be counted toward the quorum.

Q:	What is the required vote for each of the proposals to pass?

A:	Election of the three director nominees under Proposal #1 requires the affirmative vote of the holders of a plurality of the common stock present, represented and entitled to vote at the annual meeting. Broker non-votes and proxies marked WITHHOLD AUTHORITY will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

The proposal to approve the resolution regarding the Company’s named executive officer compensation under Proposal #2 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #2. Broker non-votes will not be counted for the purposes of determining whether Proposal #2 has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2.

The proposal to approve the amendment and restatement of the Employee Stock Purchase Plan under Proposal #3 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #3. Broker non-votes will not be counted for the purposes of determining whether Proposal #3 has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal #3 and, therefore, will have the same effect as a vote against Proposal #3.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm under Proposal #4 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #4. Abstentions will be counted as present and entitled to vote for purposes of Proposal #4 and, therefore, will have the same effect as a vote against Proposal #4.

Q:	Who is soliciting my vote?

A:	PCTEL is making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing, posting and mailing of proxy materials. PCTEL may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. PCTEL expects Broadridge Financial Solutions, Inc. to tabulate the proxies and to act as the inspector of the election. In addition to this solicitation, proxies may be solicited by the Company’s directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

Deadline for Receipt of Stockholder Proposals and Nominations for 2015 Annual Meeting of Stockholders

Stockholders are entitled to present proposals for action and director nominations at the 2015 annual meeting of stockholders only if they comply with applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2015 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than December 31, 2014, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2015 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws. We are not currently required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2015 annual meeting of stockholders, this means that such proposals or nominations must also be received by December 31, 2014. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

The accompanying proxy card grants the proxy holders discretionary authority to vote on any business raised at the annual meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the 2015 annual meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such proposal or nomination is raised at that meeting.

SUMMARY OF PROPOSALS

The Board of Directors has included four proposals on the agenda for our 2014 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by the stockholders.

Proposal #1: Election of Directors

The Company has a classified Board of Directors. Each director serves a three-year term. The first proposal on the agenda for the annual meeting is the election of three Class III directors to serve until the 2017 annual meeting of stockholders. The Board of Directors has nominated Steven D. Levy, Giacomo Marini and Martin H. Singer to serve as the Class III directors. Additional information about the election of directors and a biography of each nominee begins on page 7.

The Board of Directors recommends a vote “FOR” each of the three nominees.

Proposal #2: Advisory Vote to Approve the Company’s Named Executive Officer Compensation

The Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on the Company’s proposed compensation for the named executive officers, as described in this proxy, in accordance with SEC rules. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. The Company believes that its compensation for named executive officers, which includes short-term and long-term elements, fulfills this goal and is closely aligned with the long-term interests of its stockholders. More information about this proposal begins on page 12.

The Board of Directors recommends a vote “FOR” approval of the Company’s Named Executive Officer Compensation.

Proposal #3: Approval of the Amendment and Restatement of the Employee Stock Purchase Plan

The third proposal on the agenda for the annual meeting is the approval of the amendment and restatement of the Employee Stock Purchase Plan to increase the number of shares of PCTEL common stock available for purchase by employees pursuant to such Plan. More information about this proposal begins on page 13.

The Board of Directors recommends a vote “FOR” approval of the Amendment and Restatement of the Employee Stock Purchase Plan.

Proposal #4: Ratification of the appointment of the Independent Registered Public Accounting Firm

The fourth proposal on the agenda for the annual meeting is the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. More information about this proposal begins on page 20.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm.

Other Matters

Other than the proposals listed above, the Board of Directors does not currently intend to present any other matters to be voted on at the meeting. The Board of Directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card or voted on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Classification of Board of Directors

PCTEL has a classified Board of Directors, currently consisting of three classes. At each annual meeting of stockholders, one class of directors is elected for a term of three years to succeed those directors whose terms expire on the annual meeting date. There are two Class I directors whose terms will expire at the annual meeting next year. One of the Class I directors, Ms. Cindy K. Andreotti, was appointed by the Board of Directors to fill the remaining portion of the term of Mr. John Sheehan, who retired from the Board of Directors effective on December 31, 2013. There are also two Class II directors whose terms are expiring at the 2016 annual meeting of stockholders, and three Class III directors whose terms will expire at this annual meeting of stockholders. The nominees for Class III directors are indicated in the section “Nominees” immediately below.

Nominees

On the recommendation of the Board of Directors, the nominees for election at the 2014 annual meeting of stockholders as Class III directors are Steven D. Levy, Giacomo Marini and Martin H. Singer. If elected, each of the nominees will continue as a director until their terms expire at the annual meeting of stockholders in 2017.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three Class III director nominees. In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the three nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and “broker non-votes” are not counted in the election of directors.

The Board of Directors has approved the director nominees and recommends that stockholders vote “FOR” the election of the director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding the current directors and nominees for directors to be elected at the 2014 annual meeting of stockholders:

Name	Age	Position with PCTEL	Since
Class I directors whose terms will expire at the 2015 annual meeting of stockholders:
Cindy K. Andreotti	58	Director	2013
Brian J. Jackman	73	Director	2002
Class II directors whose terms will expire at the 2016 annual meeting of stockholders:
Carolyn Dolezal	52	Director	2013
Carl A. Thomsen	69	Director	2001
Class III director nominees to be elected at the 2014 annual meeting of stockholders whose terms will expire at the 2017 annual meeting of stockholders:
Steven D. Levy	57	Director	2006
Giacomo Marini	62	Director	1996
Martin H. Singer	62	Chief Executive Officer, Chairman of the Board	1999

Ms. Andreotti became a director in 2013. She is the President and CEO of The Andreotti Group LLC, a strategic business advisory firm serving domestic and global enterprise clients, private equity and institutional firms and international investment groups. Prior to launching The Andreotti Group in 2005, Ms. Andreotti enjoyed a 26 year career in the telecommunications industry (12 years with AT&T and 14 years with MCI). While at MCI, Ms. Andreotti managed a $14 billion operation. Most recently, she served as President, Enterprise Markets, which included Global Accounts, Government Markets, Conferencing, and MCI Solutions (the managed services division of MCI). Ms. Andreotti has served as Vice Chairman of the Japan American Society since 2007, a member of the Board of Trustees for the Americans in Wartime Museum since 2010, a member of the Board of Directors for DiaXsys, Inc. since 2011, and a Senior Advisor and Executive Coach for WJM Associates, Inc. since 2009. Ms. Andreotti is also a past member of the Board of Directors for APAC Customer Services, Inc., where she served as chair of the Compensation Committee and served on the Audit and Nominating and Corporate Governance Committees between 2005 and 2011. She also served on the Audit Committee of the Board of Directors of Rivermine Software Inc. between 2006 and 2011. Ms. Andreotti earned a B.A. from the College of St. Catherine in Business Administration and Women in Management. She has also attended executive management training at the Aspen Institute, Menninger Foundation and the Stanford School of Business Executive Leadership Program. Ms. Andreotti’s industry experience in telecommunications sales, marketing, operations and management qualify her to serve on the Company’s Board of Directors.

Mr. Jackman has been a director since February 2002. He is currently the President of The Jackman Group, Inc., a management consulting company that he formed in 2005. In September 2001, Mr. Jackman retired from Tellabs, a communications company he had been with since 1982. Mr. Jackman served as President, Global Systems and Technology, and Executive Vice President of Tellabs since 1998 and as President of Tellabs Operations from 1993 to 1998. Prior to that, Mr. Jackman held various management positions in sales and marketing for IBM from 1965 to 1982. Commencing in January 2003, he joined the board of directors of Open Text, Inc., an enterprise content management solutions company, where he also currently serves on the Compensation Committee. Commencing January 2005 through December 2010, Mr. Jackman served on the board of directors of Keithley Instruments, a test and measurement equipment company. In total, Mr. Jackman has served on the boards of eight companies in the technology sector. In addition, Mr. Jackman served on the board of trustees of Gannon University from May 2001 to May 2010. Mr. Jackman holds a Bachelor of Arts degree in English literature from Gannon University in Erie, Pennsylvania and a Master degree in Business

Administration from Penn State University. Mr. Jackman’s specific experience with a test and measurement equipment company as well as his extensive experience in sales, marketing and management functions with telecommunications and high tech companies, and his current and prior service on the board of directors of other companies, make him qualified to serve on the Company’s Board of Directors and as the Lead Independent Director.

Ms. Dolezal has been a director since June 2013. She is the Executive Vice President and Chief Executive-Technology Industry Practice, and Chief Information Officer of SmithBucklin, Inc., a 100% employee owned association management and professional services firm. Ms. Dolezal joined SmithBucklin in May 2009 and was appointed to serve as its Chief Information Officer in April 2010, where she led a transformation of the IT Services portfolio and delivery model. At SmithBucklin, Ms. Dolezal is responsible for all client management, service delivery, operations, new business and overall P&L for the Technology client organizations. Prior to SmithBucklin, from January 2007 to May 2009, Ms. Dolezal was President of SEI, LLC, a privately held company providing custom call center services to companies on a worldwide basis. Prior to SEI, from 1992 to 2007, Ms. Dolezal held a number of senior management positions at Motorola, Inc., among them, Senior Director, Public Service Solutions and Broadband Applications, Senior Director, Strategic Marketing and Business Operations, Acting General Manager: Senior Director, Marketing and Business Operations-Invisix, and Director, Marketing and Business Operations. Beginning in 2011, Ms. Dolezal has served on the Board of Directors of National Able Network, a non-profit company specializing in workforce development programming. In addition, commencing in 2001 and continuing to the present, Ms. Dolezal has served as Mentor, past member of the advisory board, and volunteer in the mentoring program for women in business for MENTTIUM. Ms. Dolezal holds a Bachelor of Business Administration from the University of Wisconsin-Oshkosh, Oshkosh, Wisconsin, and a Master of Management: MBA in Finance, Marketing and Management Policy from Kellogg Graduate School of Management – Northwestern University in Evanston, Illinois. She has also, beginning in 2005, attended executive education programs at Northwestern University, including the Women Director Development Program, Services Marketing, Critical Issues in Non-Profit Governance, Change Management and Kellogg Executive Women’s Network seminars. She is also a member of NACD (National Association of Corporate Directors). Ms. Dolezal’s experience in growing businesses profitably, her multidisciplinary experience in product management, sales, information technology, operations, marketing, general management and human resources qualify her to serve on the Company’s Board of Directors.

Mr. Thomsen has been a director since March 2001. Mr. Thomsen served as Senior Vice President, Chief Financial Officer and Corporate Secretary at Stratex Networks, Inc. (now Aviat Networks, Inc.), a provider of wireless transmission solutions, from 1995 to 2007. At Stratex, Mr. Thomsen was responsible for worldwide financial reporting, legal and treasury functions, tax, IT, human resources and investor relations. From 1984 to 1995, Mr. Thomsen worked at Measurex Corporation, a process control systems company (now a part of Honeywell Corporation) where he served as Senior Vice President and Chief Financial Officer. From 1975 to 1983, Mr. Thomsen was employed by Ampex Corporation (now a part of Honeywell Corporation) in various senior financial positions. From May 2007 to April 2010, and beginning in April 2012 and continuing to the present, Mr. Thomsen serves as a member of the board of directors of the Cardiac Therapy Foundation of the Mid-Peninsula, a non-profit organization providing a cardiovascular wellness and rehabilitation program. As of April 2013, Mr. Thomsen also serves as Chief Financial Officer of the Cardiac Therapy Foundation. From December 2009 through July 2010, Mr. Thomsen served as a member of the board of directors and the Audit Committee of SonicWALL, Inc., a developer of security solutions. Mr. Thomsen holds a Bachelor of Science degree in Business Administration from Valparaiso University and a Master degree in Business Administration from the University of Michigan. He is also a certified public accountant, with over 40 years of financial experience in a variety of companies and as an auditor with a public accounting firm, having started his financial career with Arthur Andersen LLP, a public accounting firm. Mr. Thomsen’s experience as a certified public accountant and chief financial officer, his past responsibilities for worldwide financial reporting and other treasury, tax and investor relations matters, as well as his prior participation on two other boards of directors, particularly on the Audit Committee, make him qualified to serve as the Chairman of the Audit Committee of the Company’s Board of Directors.

Mr. Levy has been a director since March 2006. He served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from July 1998 until September 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from March 1997 to July 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from July 1994 to March 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. As a securities analyst for almost 20 years, Mr. Levy became proficient in analyzing business strategies and financial results, having evaluated well over 100 companies. Mr. Levy is currently a member of the board of directors and chairs both the compensation and governance committees of Allot Communications, a data communications provider for carriers, and also a member of the board of directors of privately held GENBAND Inc., an innovator of IP Infrastructure. From January 2006 to February 2010, he served on the board of directors of Zhone Technologies, Inc., a broadband technology company, and commencing September 2005 as a Board member of Tut Systems, Inc., a technology company providing advanced content processing and distribution products and system integration services, prior to its March 2007 acquisition by Motorola, Inc. In total, Mr. Levy has served on five boards of directors and has been a member of the Audit Committee of each company. Mr. Levy holds a Master degree in Business Administration and a Bachelor of Science degree in Materials Engineering from Rensselaer Polytechnic Institute. Mr. Levy provides a unique perspective to the Board of Directors, its Audit Committee, and to its Nominating and Governance Committee which he now chairs, as a result of his investment banking experience related to the telecommunications industry and his analytical skills. The Company benefits from his knowledge of financial markets, business strategies and competitive data analysis.

Mr. Marini has been a director since October 1996. Mr. Marini is Chairman and Chief Executive Officer of Neato Robotics, a home robots company since February 2013. He is also the founder and Managing Director of Noventi Ventures, a Silicon Valley-based early stage technology venture capital firm begun in March 2002. Mr. Marini also served as interim Chief Executive Officer of FutureTel, a digital video capture company, and as President and Chief Executive Officer of No Hands Software, an electronic publishing software company. Prior to this, Mr. Marini was the co-founder, Executive Vice President and Chief Operating Officer of Logitech, a computer peripherals company. Previously, he held technical and management positions with Olivetti and IBM. Mr. Marini has extensive and broad executive operating experience. At Neato he leads a fast growing company with complex technology products and broad worldwide sales network. At Logitech International SA he managed engineering, operations and finance as the company grew from inception to over $200M in annual revenues, effected an initial public offering and expanded manufacturing and development in North America, Asia and Europe and sales presence in over 30 countries worldwide. At FutureTel (1998-1999) and No Hands Software (1993-1994) he managed rapid product development, decisive restructuring, new markets and product entries. Over the last 15 years he has also been managing venture capital investments in technology companies. This activity entails evaluating business plans, making investment decisions, assisting management in the formulation and execution of operating plans and strategic plans involving all facets of company operations. It also includes continuous evaluation of the performance of management teams, directing management changes and helping in recruiting executives for portfolio companies. Further, it requires the identification, evaluation and execution of exit strategies, such as acquisitions by other companies or initial public offerings. He has directed investments in over 15 companies, some of which have been acquired by market leaders such as BEA Systems, Cisco, HP and Symantec. He currently serves on the board of private companies, including Ecrio Inc. since March 1999; Neato Robotics, Inc. since December 2006; and Velomat S.r.l since April 2012. Other past board service included TES S.p.A. from September 1994 to January 2012; Minerva Networks, Inc. from May 2003 through March 2013; Aurora Algae, Inc. from January 2007 to August 2012; Cosmo Industrie S.p.A. from December 2007 to December 2011; Windspire Energy, Inc. beginning December 2008 through March 2012, and Lumenergi, Inc. beginning February 2008 to May 2013. Mr. Marini holds a Computer Science “Laurea” degree from the University of Pisa, Italy. Overall, Mr. Marini brings experience with a wide variety of company situations both as a general management executive and as active board member and investor. These qualifications provide a solid basis for serving as a director, and member of the Audit Committee of a technology company, dealing with issues of growth, product and marketing strategy, international expansion and merger and acquisition activities.

Dr. Singer serves as the Company’s Chief Executive Officer and Chairman of the Board, a position he has held since October 2001. Prior to that, he served as the Company’s non-executive Chairman of the Board from February 2001 until October 2001, and he has been a director of the Company since August 1999. From December 1997 to August 2000, Dr. Singer served as President and Chief Executive Officer of SAFCO Technologies, a wireless communications company. He left SAFCO in August 2000 after its sale to Agilent Technologies. From September 1994 to December 1997, he served as Vice President and General Manager of the wireless access business development division for Motorola, Inc., a communications equipment company. Prior to this period, Dr. Singer held senior management and technical positions in Motorola, Tellabs, AT&T and Bell Labs. Dr. Singer holds a Bachelor of Arts degree in psychology from the University of Michigan and a Master of Arts degree and Ph.D. in Experimental Psychology from Vanderbilt University. He served on the Standing Advisory Group for the Public Company Accounting Oversight Board and on the Advisory Board for the MMM program at Kellogg School of Business. He also served as the Co-chairman of the Midwest Council of TechAmerica (formerly AeA). From March 2009 until September 2010 he served on the board of directors of Westell Technologies, Inc., a leading provider of broadband products, gateways and conferencing services, and was Chair of Westell’s Compensation Committee. In 2006, Mr. Singer was appointed to the board of directors of ISCO International, a provider of spectrum conditioning solutions to wireless and cellular providers worldwide, where he also chaired the Compensation Committee until he left the board in 2007. In 2012, he was elected to the board of directors of Multiband Corporation, the nation’s largest DIRECTTV Master System Operator for Multiple Dwelling Units and served as Chair of the Compensation Committee until the sale of Multiband last year. Dr. Singer is a member of the Economic Club of Chicago. He served as a Commissioner on Illinois’ Economic Recovery Commission, appointed by Governor Quinn to that position. In March 2011, he was appointed by Governor Quinn to the Illinois Broadband Deployment Council. Dr. Singer has 8 patents in telecommunications and is the author of several essays on the telecommunications industry and technology competitiveness. He was awarded the Martin Sandler Achievement Award by the American Israel Chamber of Commerce in 2007 and the Executive Leadership Award by the AeA in 2008. Dr. Singer is a seasoned industry expert with strong knowledge of the Company’s business and technology. He provides expertise in business strategy, intellectual property, strategic alliances and business technology.

PROPOSAL #2

ADVISORY VOTE TO APPROVE THE COMPANY’S

NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and related SEC rules, the Board of Directors is requesting that the stockholders approve, on an advisory basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the stockholders hereby APPROVE the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion disclosed in this proxy statement.”

The compensation of the Company’s named executive officers is described in the Compensation Discussion and Analysis section of this proxy, including the compensation tables that accompany the narrative. The overall objectives of the executive compensation program is to provide incentives to motivate the Company’s executive officers and key managers to perform to the best of their abilities and to closely align their interests with those of the Company’s stockholders, with the objective of enhancing stockholder value and promoting long-term, sustainable growth. A significant portion of each named executive officers’ overall compensation is performance-based and tied to the achievement of defined goals, with short-term incentive payments made in cash and long-term incentive payments made in restricted stock.

The proposal to approve the resolution regarding the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as being present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2. Because this vote is advisory, it will not be binding on the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee will carefully evaluate the voting results and take them into account when considering future executive compensation matters.

The Board of Directors recommends a vote “FOR” approval of the Company’s named executive officer compensation, as disclosed in this proxy statement.

PROPOSAL #3

APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED

The stockholders are being asked to approve the amendment and restatement of the Employee Stock Purchase Plan (the “ESPP”) (previously, the “1998 Employee Stock Purchase Plan, amended and restated as of March 16, 2007”). The Board of Directors initially approved the ESPP in May 1998. The ESPP was subsequently amended and restated as of March 16, 2007 and approved by the stockholders at the 2007 annual meeting. The Board of Directors has approved an amendment and restatement of the ESPP (the “Restated ESPP”), subject to approval from the stockholders at this 2014 annual meeting. If the stockholders approve the Restated ESPP, it will replace the current version of PCTEL’s ESPP, effective as of the offering period commencing on the first trading day on or after August 15, 2014. If the stockholders do not approve the Restated ESPP, the current ESPP will remain in effect and will expire in March 2017. Approval of the Restated ESPP requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the 2014 annual meeting.

The Board of Directors believes that the ESPP is an important component of the total employee benefit package and that it is in the best interest of PCTEL and its stockholders for the stockholders to approve the Restated ESPP.

The named executive officers, including one employee director, have an interest in this proposal because they are eligible to participate in the ESPP.

Purposes and Effects of the Proposal

Encouraging employees to acquire equity ownership in PCTEL assures a closer alignment of the interests of participating employees in the ESPP with those of its stockholders. The proposed adjustments to the ESPP will enable the Company to continue to use the ESPP as a valuable tool for attracting and retaining key personnel and aligning the interests of the ESPP participants with those of the Company’s stockholders.

Changes Being Made to the Plan

The following is a summary of the significant modifications and additions proposed to be made to the ESPP:

•

The stockholders are being asked to approve an increase in the number of shares of common stock authorized for issuance under the Restated ESPP. The ESPP currently provides for the issuance of 750,000 shares. The Restated ESPP provides for the issuance of an additional 750,000 shares. The Board of Directors will periodically review actual share consumption under the Restated ESPP and may make additional requests for shares under the Restated ESPP as needed.

•

The ESPP is currently set to expire in March 2017. Stockholders are being asked to approve an extension of the term of the ESPP until all shares authorized to be granted thereunder (as may be increased from time to time with the stockholders’ approval) have been granted or its earlier termination by the Administrator (as hereinafter defined in “Description of the Employee Stock Purchase Plans, as amended and restated—Administration).”

•

The Restated ESPP clarifies that before the beginning of any offering, the Administrator may, in its sole discretion, determine that certain officers will not be eligible to participate in the offering to the extent that such officers are highly compensated employees or subject to the disclosure requirements of section 16(a) of the Securities Exchange Act of 1934.

•

The Restated ESPP provides that before the beginning of any offering, the Administrator may in its sole discretion determine that citizens or residents of a foreign jurisdiction are not eligible to participate in the offering if the grant of options to such citizens or residents would be prohibited under the laws of the foreign jurisdiction or compliance with the laws of the foreign jurisdiction would cause the offering to violate the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

•

The Restated ESPP provides that the terms of each offering need not be identical, but the rights and privileges established under an offering will apply in an identical manner to all employees of the Company and its designated subsidiaries that participate in the offering.

•

The Restated ESPP provides that no payroll deductions will commence under the Plan with respect to an offering unless on the first day of the offering the shares of common stock to be issued upon exercise of the options granted in the offering are covered by an effective registration statement pursuant to the Securities Act of 1933. If the shares of common stock are not covered by such a registration statement on the first day of an offering, the first day of the offering will be delayed until the shares of the stock are covered by an effective registration statement.

•

The Restated ESPP provides that, in the event of a merger or a “change in control” affecting the Company, the successor corporation or its parent or subsidiary may (among other alternatives) substitute for any outstanding options a right to acquire the same consideration as received by the stockholders in the merger or change in control.

•

The Restated ESPP explains in more detail the broad discretionary administrative powers vested in the Board of Directors or a committee appointed by the Board for purposes of administering the Restated ESPP. The Restated ESPP provides that the Board of Directors reserves the right to administer the Restated ESPP concurrently with the committee and may, at any time, revert to itself the powers previously delegated to the committee. Notwithstanding any provisions of the Restated ESPP, the Board of Directors will continue to have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

•

The Restated ESPP will no longer require a participant’s spouse to consent to the participant’s designation of a beneficiary other than the spouse with respect to any shares of common stock and cash that are credited to the participant’s account under the ESPP as of the participant’s date of death.

•

The Restated ESPP provides that PCTEL will be relieved of any obligation to issue and sell shares of its common stock under the ESPP if after commercially reasonable efforts PCTEL is unable to obtain all necessary regulatory approvals and authority for such issuance and sale of the shares.

The Board of Directors believes strongly that the approval of the Restated ESPP is essential to the Company’s continued success. In particular, the Board believes that the Company’s employees are its most valuable assets and that grants of the options permitted under the ESPP are vital to the Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which the Company competes. Such grants are also crucial to the Company’s ability to motivate employees to achieve its goals.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the shares of PCTEL common stock present or represented by proxy and entitled to vote at the annual meeting will be required to approve this proposal.

The Board of Directors recommends that stockholders vote “FOR” the adoption of the Employee Stock Purchase Plan, as amended and restated.

Description of the Employee Stock Purchase Plan, as amended and restated.

The following is a summary of the principal features of the Restated ESPP and its operation. The summary is qualified in its entirety by reference to the Restated ESPP itself which is set forth in Appendix A.

General.    The ESPP was amended and restated by the Board of Directors in March 2014, effective as of June 11, 2014, subject to stockholder approval at the 2014 annual meeting (the “Restated ESPP”). The purpose of the Restated ESPP is to provide employees with an opportunity to purchase shares of PCTEL common stock through accumulated payroll deductions. As of August 15, 2014, approximately 250 employees would be eligible to participate in the ESPP.

Shares Available for Issuance.    If the stockholders approve this proposal, the maximum number of shares of common stock which will be made available for sale under the Restated ESPP will be 750,000 shares. These shares are in addition to those shares that remain available under the current ESPP.

Administration.    The Board of Directors or a committee appointed by the Board of Directors (referred to herein as the “Administrator”) administers the ESPP. The Administrator has full and exclusive discretionary authority to determine the terms of any offering, to construe, interpret and apply the terms of the ESPP, to determine eligibility and to adjudicate all disputed claims filed under the ESPP, to adopt rules and procedures for the administration of the ESPP and exercise such other powers as it deems necessary in promoting the best interests of the Company and its subsidiaries and carrying out the intent of the ESPP. The Administrator’s findings, decisions, and determinations are final and binding upon all parties. Currently, the authority of the Administrator has been delegated to the Compensation Committee.

Eligibility.    Each PCTEL employee or the employee of PCTEL’s designated subsidiaries who is a common law employee and whose customary employment with PCTEL or one of its designated subsidiaries is at least 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP; except that no employee will be granted an option under the ESPP (i) to the extent that, immediately after the grant, such employee would own 5% or more of the total combined voting power of all classes of PCTEL capital stock or the capital stock of one of its designated subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Before the beginning of each offering period, the Administrator may designate (on a uniform and nondiscriminatory basis) certain categories of employees as eligible or ineligible to participate in the offering, including those who have not completed 2 years of service since their most recent hire date, whose customary employment is less than 20 hours per week or five months or less in a calendar year or who are highly compensated employees.

Offering Period.    The ESPP has consecutive offering periods that begin approximately every six months commencing on the first trading day on or after February 15 and terminating on the last trading day of the offering period ending on August 14 and commencing on the first trading day on or after August 15 and terminating on the last trading day of the offering period ending on February 14. The Administrator has the power to change the commencement date and/or the duration of future offering periods without stockholder approval if such change is announced prior to the scheduled beginning of the first offering period to be affected.

Participation.    To participate in the ESPP, an eligible employee must authorize payroll deductions pursuant to the ESPP. Such payroll deductions may not exceed 15% of a participant’s compensation on each pay day during the offering period; provided, however, that should a payday occur on an exercise date, a participant will have the payroll deductions made on such day applied to his or her account under the subsequent offering period. Once an employee becomes a participant in the ESPP, the employee automatically will participate in each successive offering period until the employee withdraws from the ESPP or the employee’s employment with the Company or one of its designated subsidiaries terminates. At the beginning of each offering period, each participant automatically is granted an option to purchase shares of PCTEL common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each offering period to the extent of the payroll deductions accumulated during such offering period. During an offering period, a participant may discontinue his or her participation in the ESPP, and may decrease or increase the rate of payroll deductions in an offering period within limits set by the Administrator.

Purchase Price.    The purchase price of shares of PCTEL common stock under the ESPP will be determined by the Administrator on a uniform and nondiscriminatory basis prior to an offering date, subject to compliance with Section 423 of the Code. Unless and until the Administrator determines otherwise, shares of PCTEL common stock may be purchased under the ESPP at a purchase price equal to 85% of the lesser of the fair market value of PCTEL common stock on (i) the first day of the offering period, or (ii) the last day of the offering period. The fair market value of PCTEL common stock on any relevant date will be the closing price per share as reported on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market (or closing bid if no sales were reported), as quoted on such exchange or reported in The Wall Street Journal.

Payment of Purchase Price.    The number of shares of PCTEL common stock that a participant may purchase in each offering period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 2,000 shares during each offering period (or such other number as the Administrator may designate in its discretion for any future offering).

Payroll Deductions.    All payroll deductions made for a participant are credited to the participant’s bookkeeping account under the ESPP, are withheld in whole percentages only, and are included with the Company’s general funds. Funds received by the Company pursuant to exercises under the ESPP are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Option Exercise.    Unless a participant withdraws from the ESPP or an employee’s employment terminates with the Company or its designated subsidiary, a participant’s option for the purchase of shares is exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable purchase price with his or her accumulated payroll deduction. No fractional shares may be purchased and any accumulated payroll deductions not sufficient to purchase a full share is retained in the participant’s account for the subsequent offering period. Any funds left over in a participant’s account after the purchase date (due to such funds exceeding the price of shares available to the participant as a result of certain limitations set forth in the ESPP) will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares is exercisable only by him or her.

If the Administrator determines that, on a given exercise date, the number of shares of common stock with respect to which options are to be exercised may exceed (i) the number of shares of common stock that were available for sale under the ESPP on the offering date of the applicable offering period, or (ii) the number of shares of common stock available for sale under the ESPP on such exercise date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of common stock available for purchase on such offering date or exercise date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase common stock on such exercise date, and either (x) continue all offering periods then in effect or (y) terminate any or all offering periods then in effect. The Company may make a pro rata allocation of the shares available on the offering date of any applicable offering period, notwithstanding any authorization of additional shares for issuance under the ESPP by the stockholders subsequent to such offering date.

Withdrawal; Termination of Employment.    A participant may generally withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the ESPP at any time by submitting written notice to the Company or by following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid as promptly as practicable after receipt of notice of withdrawal, the participant’s option for the offering period will be automatically terminated, and no further payroll deductions will be made for the offering period. If a participant withdraws from an offering period, payroll deductions will not resume at the beginning of the succeeding offering period unless the participant re-enrolls in the ESPP. A participant’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in any similar plan which may be adopted by the Board of Directors or in succeeding offering periods. If a participant fails to remain as an employee of the Company or its designated subsidiary, or ceases to meet the ESPP eligibility requirements, he or she is deemed to withdraw from the ESPP.

Changes in Capitalization.    In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other of PCTEL securities, or other change in the Company’s corporate structure affecting the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, then the Administrator will adjust the number and class of common stock which may be delivered under the ESPP, the purchase price per share and the number of shares of common stock covered by each option under the ESPP which has not yet been exercised, and the maximum number of shares a participant can purchase during an offering period.

Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator will shorten any offering periods then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Change in Control.    In the event of a merger or “change in control,” as defined in the ESPP, each outstanding option under the ESPP will be assumed or an equivalent option or right will be substituted by such successor corporation or a parent or subsidiary of such successor corporation (including a right to receive the same consideration paid to the stockholders in the merger or change in control). In the event the successor corporation refuses to assume or substitute for the options, the Administrator will shorten any offering periods then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the merger or change in control. If the Administrator shortens any offering periods then in progress, the Administrator will notify each participant in writing prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment or Termination.    The Administrator may at any time amend, suspend or terminate the ESPP. If the ESPP is terminated, the Administrator, in its discretion, may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares of common stock on the next exercise date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit offering periods to expire in accordance with their terms (and subject to any adjustments). If the offering periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of common stock will be returned to the participants (without interest, except as otherwise required under local laws) as soon as administratively practicable.

Without stockholder approval and without regard to whether any participant rights may be considered to have been adversely affected, the Administrator is entitled to: (i) change the offering periods; (ii) limit the frequency and/or number of changes in the amount withheld during an offering period; (iii) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (iv) permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections; (v) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation; and (vi) establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the ESPP.

In the event the Administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Board of Directors may, in its discretion, without stockholder approval or the consent of any participant, and to the extent necessary or desirable, modify, amend or terminate the ESPP to reduce or eliminate such accounting consequences, including but not limited to: (i) amending the ESPP to conform with the safe harbor definition under FASB ASC ¶718-50-25-1, including with respect to an offering period underway at the time; (ii) altering the purchase price for any offering period including an offering period underway at the time of the change in purchase price; (iii) shortening any offering period by setting a new exercise date or terminating any outstanding offering period and returning contributions made through such date to participant, including an offering period underway at the time of the Administrator action; (iv) allocating shares; (v) reducing the maximum percentage of compensation a participant may elect to set aside as payroll deductions; and (vi) reducing the maximum number of shares of common stock a participant may purchase during any offering period.

Number of Options Granted to Certain Individuals and Groups

Given that the number of shares that may be purchased under the ESPP is determined, in part, on the fair market value of PCTEL common stock at the beginning of an offering period and at the end of such offering period, and given that participation in the ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (i) the number of shares of PCTEL common stock that were purchased during the last fiscal year under the ESPP, (ii) the price per share paid for such shares, and (iii) the fair market value per share at the date of purchase.

Name of Individual or Group	Purchase Date	Number of Shares Purchased	Per Share Purchase Price	Fair Market Value per share at Date of Purchase
Martin H. Singer, Chairman and Chief Executive Officer	2/14/2013	2,000	$5.02	$5.90
	8/14/2013	1,791	$6.26	$7.37
John W. Schoen, Senior Vice President and Chief Financial Officer	—	—	—	—
Jeffrey A. Miller, President, Connected Solutions	—	—	—	—
Varda A. Goldman, Senior Vice President and General Counsel	—	—	—	—
David A. Neumann, Vice President and General Manager, RF Solutions	2/14/2013	1,287	$5.02	$5.90
	8/14/2013	1,321	$6.26	$7.37
Anthony Kobrinetz, Vice President and Chief Operating Officer, Connected Solutions	—	—	—	—
All executive officers, as a group	2/14/2013	3,287	$5.02	$5.90
	8/14/2013	3,112	$6.26	$7.37
All directors who are not executive officers, as a group(1)	—	—	—	—
All employees who are not executive officers, as a group	2/14/2013	61,230	$5.02	$5.90
	8/14/2013	51,735	$6.26	$7.37

(1)	The directors who are not employees of the Company are not eligible to participate in the ESPP.

Certain Federal Tax Aspects

The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first date of the applicable offering period. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PROPOSAL #4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending December 31, 2014. This appointment is being presented to the stockholders for ratification at the 2014 annual meeting of stockholders.

Before selecting Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal year 2014, the Audit Committee carefully considered the firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton LLP’s independence will not be impaired.

Grant Thornton LLP has been conducting independent audits of the Company’s financial statements since May 2006. Representatives of Grant Thornton LLP are expected to be present at the 2014 annual meeting of stockholders. They will have the opportunity to address the audience at the meeting, and will be available to answer appropriate questions from stockholders.

Summary of Fees

The following table summarizes the aggregate fees billed to the Company by Grant Thornton LLP for the Company’s 2013 and 2012 fiscal years:

Type of Fees	Fiscal Year 2013 ($)	Fiscal Year 2012 ($)
Audit Fees (1)	699,200	785,143
Audit-Related Fees (2)	10,593	237,019
All Other Fees (3)	—	750,702

Total Fees	709,793	1,772,864

(1)	Audit Fees — These are fees for professional services for fiscal years 2013 and 2012. The professional services provided included auditing the Company’s annual financial statements, reviewing the Company’s quarterly financial statements and other services that are normally provided in connection with statutory and regulatory filings or engagements. The audit fees in 2012 relates to additional audit procedures performed in connection with an acquisition, the implementation of a new enterprise resource planning system during the year, and the growth of the Company’s operations in China.

(2)	Audit-Related Fees — These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above. For fiscal year 2012, $226,907 of the services related to additional procedures performed in connection with the investigation of accounting irregularities within the Company’s PCTELWorx subsidiary. There were also services provided relating to auditing the Company’s 401(k) and profit sharing plan.

(3)	All Other Fees — These are fees for permissible services that do not fall within the above categories. The fees incurred in 2012 are primarily for consulting services related to the Company’s implementation of a new enterprise resource planning system (“ERP”) during the year. The fees also include payment for a portal.

Pre-Approval of Independent Auditor Services and Fees

The Audit Committee reviewed and pre-approved all audit and non-audit fees for services provided to the Company by Grant Thornton LLP and has determined that the firm’s provision of such services to the Company during fiscal year 2013 is compatible with and did not impair Grant Thornton LLP’s independence. It is the practice of the Audit Committee to consider and approve in advance all auditing and non-auditing services provided to the Company by the independent registered public accounting firm in accordance with the applicable requirements of the SEC.

Vote Required and Recommendation

Stockholder ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company is not required by the Company’s bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting, will constitute ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm under Proposal #4. Abstentions will be counted as present and entitled to vote for purposes of Proposal #4 and, therefore, will have the same effect as a vote against Proposal #4. Notwithstanding the selection by the Audit Committee of Grant Thornton LLP or stockholder ratification of that selection, the Audit Committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and the stockholders. If the selection of Grant Thornton LLP is not approved at the annual meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that stockholders vote “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held a total of seven meetings during fiscal 2013, which includes one subcommittee meeting. The subcommittee was formed by the Board of Directors on an ad hoc basis and was comprised of three members. The subcommittee was formed to address the investigation of the accounting irregularities in the Company’s subsidiary, PCTelWorx, which was formed to hold the assets acquired from TelWorx Communications LLC and related entities in July 2012.

The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of each of the committees are listed in the table below. Each member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee meets the applicable SEC and NASDAQ independence requirements. The Board of Directors has determined that Mr. Thomsen qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of the Audit Committee meet the NASDAQ financial literacy requirements. During 2013, each of the directors, other than Ms. Andreotti, who became a director in September 2013, attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served.

Committee	Members During Fiscal 2013	Committee Functions	Date Current Written Charter Adopted	Meetings Held in Fiscal 2013
Audit	Carl A. Thomsen (Chair) Steven D. Levy Giacomo Marini	• Selects the independent auditors • Oversees the internal financial reporting and accounting controls • Consults with and reviews the services provided by independent auditors • Identifies high-risk behaviors that potentially imperil the underlying value of the Company	Originally adopted August 1999; last amended September 2010	9

Compensation	Carolyn Dolezal (Chair) Cindy K. Andreotti Brian J. Jackman John R. Sheehan	• Reviews and makes recommendations to the Board of Directors regarding the compensation and benefits of the Chief Executive Officer • Reviews and approves compensation and benefits of the other executive officers and key managers • Establishes and reviews general policies relating to the compensation and benefits of the employees • Balances the portion of executive compensation tied to achievement of performance goals with managing overall enterprise risk	Originally adopted August 1999; last amended March 2013	7

Nominating and Governance	Steven D. Levy (Chair) Cindy K. Andreotti Brian J. Jackman John R. Sheehan	• Assists the Board of Directors in identifying and selecting prospective director nominees for the annual meeting of stockholders • Reviews and makes recommendations on matters regarding corporate governance, composition of the Board of Directors, evaluation and nominations, committees of the Board of Directors and conflicts of interest • Oversees and coordinates the risk management activities of the Company • Establishes, maintains and improves corporate governance guidelines	Originally adopted February 2004; last amended September 2010	6

A copy of each charter for the committees of the Board of Directors is available on the website located at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

Board Leadership Structure

The members of the Board of Directors believes that their familiarity with the Company, their insight into the industries in which the Company is engaged, and their knowledge of the challenges and opportunities arising in this evolving economy place the Board of Directors in the best position to determine the optimal leadership structure for the Company. The Board of Directors has determined that combining the roles of Chairman of the Board and Chief Executive Officer is the optimal structure for the Company at this time. Mr. Singer, who currently fills both roles, commenced his involvement with the Company as a Director on the Company’s Board in 1999, became the non-executive Chairman of the Board in February 2001, and subsequently became the Chief Executive Officer in October 2001. The Board of Directors believes that the stockholders are best served by Mr. Singer fulfilling both roles, thereby unifying the leadership and direction of the Board with the management of the Company, and enabling the Company to move decisively to meet challenges and maximize opportunities for growth. The Board of Directors maintains independent and effective oversight of the Company’s business through the strong leadership provided by the Lead Independent Director (as defined in the immediately succeeding paragraph) and the Board committees, and through the composition of the Board, with all directors other than the Chairman being independent directors.

Mr. Jackman is currently the lead independent director of the Board of Directors (“Lead Independent Director”). As Lead Independent Director, his principal responsibilities are (i) working with the Chairman and Chief Executive Officer and the other members of the Board of Directors to set the agenda for each meeting of the Board of Directors, (ii) serving as a liaison for communications between the Board of Directors and the Chief Executive Officer, (iii) acting as the chair for executive sessions held at regularly scheduled meetings of the Board of Directors, and (iv) consulting with the General Counsel regarding communications received from the stockholders.

Independence

Currently the Board of Directors has seven members. The Board of Directors has determined that the six non-employee directors are “independent directors” based on the NASDAQ and SEC standards for independence. Only independent directors may serve on the Audit, Compensation and Nominating and Governance Committees.

In determining the independence of the directors, the Board of Directors affirmatively determines whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the Board of Directors is informed of the NASDAQ and SEC rules that disqualify a person from being considered as independent, considers the responses to an annual questionnaire from each director, and reviews the applicable standards with each member of the Board of Directors.

Risk Management

While the executive officers of the Company are responsible for the day-to-day management of the material risks facing the Company, the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, the Board of Directors has the responsibility to determine whether the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the full Board of Directors in setting the Company’s business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for the Company. The Board of Directors has assigned to the Nominating and Governance Committee the responsibility of working with Company management to identify, assess, and quantify risks facing the Company in order to create meaningful but cost-effective strategies to manage the Company’s most significant risks. The Nominating and Governance Committee updates the full Board of Directors at the quarterly Board meetings regarding its efforts to manage enterprise risks and reports extensively on these efforts at the joint annual meeting of the Audit and Compensation Committees. The Board also regularly receives updates from management regarding certain of the significant risks facing the Company, including litigation and various operating risks.

In addition to the Nominating and Governance Committee’s overall enterprise risk management efforts, each committee of the Board of Directors oversees certain aspects of enterprise risk management. For example, the Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the audit process, the adequacy of internal controls over financial reporting, and disclosure controls and procedures. The Compensation Committee oversees risks related to the compensation policies and practices. In its oversight, the Compensation Committee examines whether the compensation practice is consistent with the Compensation Committee’s responsibilities (as set forth in “Compensation Discussion and Analysis — Responsibilities of the Compensation Committee”) and its philosophy (as set forth in “Compensation Discussion and Analysis — Compensation Philosophy”) and is aligned with the Company’s goals and risk tolerance. In evaluating the compensation policies and practices, the Compensation Committee seeks advice and data regarding the Company’s peer group from its independent compensation consultant. In addition to its role in working with management in the overall enterprise risk mitigation efforts, the Nominating and Governance Committee oversees governance related risks, such as board independence and conflicts of interest, as well as management and director succession planning. The committees report their findings to the full Board of Directors.

At its most recent joint meeting of the Audit and Compensation Committees, the members of both Committees examined each aspect of the Company’s executive compensation (as described in “Compensation Discussion and Analysis”) and concluded that individually and collectively the executive compensation programs do not encourage high-risk behaviors that potentially imperil the underlying value of the Company and are not reasonably likely to have a material adverse effect on the Company. The NEOs (as identified in “Compensation Discussion and Analysis — Named Executive Officers”) and certain other executive officers attend Board of Directors and committee meetings as needed, and are available to address any questions or concerns raised by the Board on risk management-related matters.

Director Nomination Process

Stockholder Recommendation and Nominations.    It is the policy of the Nominating and Governance Committee to consider director candidates recommended by the stockholders holding on the date of submission of such recommendation at least 1% of the then-outstanding shares of PCTEL common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the Board of Directors should send their recommendation in writing to the attention of the Corporate Secretary, at the Company’s office located at 471 Brighton Drive, Bloomingdale, Illinois 60108. This written recommendation must include the information and materials required by the bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company within the last three years and evidence of the required ownership of PCTEL common stock by the recommending stockholder. A copy of the Company’s bylaws is available upon written request to the Corporate Secretary at the address provided above. For a description of the advance notice provision of the Company’s bylaws, see “Deadline for Receipt of Stockholder Proposals and Nominations for 2015 Annual Meeting of Stockholders” immediately following the “Questions and Answers” section above. Additional information regarding stockholder recommendations for director candidates is set forth in the document entitled “Policies and Procedures for Director Candidates” available at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

Identifying and Evaluating Nominees for Director.    The Nominating and Governance Committee uses the following procedures for identifying and evaluating any individual recommended or offered for nomination to the Board of Directors:

•	The Committee considers candidates recommended by stockholders in the same manner as candidates recommended by other sources; and

•	The Committee considers the following factors in its evaluation of candidates:

-	The current size and composition of the Board of Directors;

-	The needs of the Board of Directors and its committees;

-	The candidate’s judgment, independence, character, integrity, age, education, area of expertise, knowledge of the telecommunications industry, experience with businesses and other organizations of comparable size, diversity of experience, length of service and potential conflicts of interests;

-	Skills which are complementary to those of the existing members of the Board of Directors; and

-	Other factors that the Committee considers appropriate.

The Nominating and Governance Committee requires the following minimum qualifications to be satisfied by any candidate recommended or offered for nomination to the Board of Directors:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•

An understanding of the fiduciary responsibilities that are required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Diversity

In addition to the qualifications set forth above, in evaluating the suitability of candidates for the Board of Directors, the Nominating and Governance Committee considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business background, experience and potential contributions to the Board of Directors. The Nominating and Governance Committee ensures that the Board of Directors is comprised of individuals with experience in industries that are complementary to the Company’s business and individuals with financial and accounting experience in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

Compensation of Directors

Cash and Stock Compensation.    The non-employee directors received an annual cash retainer of $25,000 and shares of common stock with value equivalent to $35,000 covering the period from the 2013 annual meeting until this 2014 annual meeting. The non-employee directors also received $1,500 per Board meeting attended (unless the Board meeting was conducted by teleconference, in which case directors received $1,000 for each telephonic meeting in which they participated) and $1,000 per committee meeting attended. In addition, the non-employee directors received the following additional shares of common stock:

•	the chair of the Audit Committee received shares of common stock with value equivalent to $10,000;

•	the chair of the Compensation Committee received shares of common stock with value equivalent to $10,000;

•	the chair of the Nominating and Governance Committee received shares of common stock with value equivalent to $7,000;

•	each other non-employee member of any of the foregoing committees received shares of common stock with value equivalent to $5,000; and

•	the Lead Independent Director received shares of common stock with value equivalent to $10,000.

All the grants of common stock to the non-employee directors, as described above, were awarded on the date of the annual meeting (i.e., June 12, 2013) and have no vesting period. The number of shares granted was based on the total dollar value divided by closing price of PCTEL common stock as presented by NASDAQ on the date of grant.

In addition to the above-referenced grants, new non-employee directors receive a one-time grant of restricted shares equivalent to $50,000 based upon the closing price of PCTEL common stock as represented by NASDAQ as of the first date of service, which vests in equal annual installments over three years.

Deferred Compensation Plan and Deferred Stock Plan. The Board of Directors has terminated, effective December 31, 2013, the Deferred Compensation Plan and Deferred Stock Plan, each of which was previously available to non-employee directors. The principal purpose of these plans was to provide retirement benefits and income tax deferral opportunities for the non-employee directors. The Board of Directors determined that the cost and administrative resources of the Company required to administer the Deferred Compensation Plan and the Deferred Stock Plan outweighed the benefit to the participants.

Reimbursements. Each of the non-employee directors is reimbursed for all reasonable out of pocket expenses incurred in connection with his or her service on the Board of Directors.

Non-Employee Directors’ Compensation for the Fiscal Year Ended December 31, 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Stock Options Awards ($)	All Other Compensation(2) ($)	Total ($)
Cindy K. Andreotti	20,167	79,995	—	195	100,357
Michael W. Davidson (3)	5,500	—	—	313	5,813
Carolyn Dolezal	32,500	89,995	—	448	122,943
Brian J. Jackman	47,000	54,998	—	—	101,998
Steven D. Levy	46,500	46,993	—	—	93,493
Giacomo Marini	42,000	39,995	—	—	81,995
John R. Sheehan (4)	42,500	50,000	—	—	92,500
Carl A. Thomsen	42,000	44,993	—	—	86,993

(1)	The values shown reflect the fair market value of the award on the grant date. For a discussion of the valuation assumptions, see note 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013. The stock awards for Ms. Andreotti and Ms. Dolezal reflect the one-time grant of restricted shares equivalent to $50,000 received by new non-employee directors.

(2)	Dividends received on unvested common stock award.

(3)	Mr. Davidson’s term as a director expired at the 2013 annual meeting.

(4)	Mr. Sheehan resigned effective December 31, 2013.

Director Stock Ownership Guidelines

The Board of Directors believes that ownership of PCTEL common stock by directors demonstrates to the stockholders their commitment to the Company and optimism for its future. Accordingly, in September 2011, the Board of Directors adopted a policy that requires each director to achieve ownership of PCTEL common stock with a value equal to three times the annual cash retainer paid by the Company to the Directors for their service on the Board. The directors serving on the Board of Directors at the time of the adoption of the Director Stock Ownership Guidelines (“Guidelines”) have three years (i.e., until September 2014) to achieve compliance with the Guidelines, and directors joining the Board of Directors after adoption of the Guidelines have five years from their inception to achieve compliance. All of the Directors to whom the September 2014 deadline for compliance applies have already achieved compliance with the Guidelines.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the independent directors may do so by sending an e-mail message to the Senior Vice President and General Counsel at general.counsel@pctel.com. The General Counsel monitors these communications, consults with the current Lead Independent Director, and provides a summary of messages received to the Board of Directors at its regularly scheduled meetings. Where the nature of the communication warrants, the General Counsel may obtain more immediate attention of the matter from the appropriate committee, Lead Independent Director, independent advisors, or management. The General Counsel, in consultation with the Lead Independent Director, may decide whether a response to any stockholder communication is necessary.

Attendance at the Annual Meeting of Stockholders

All directors are welcome to attend the 2014 annual meeting of stockholders. At the 2013 annual meeting of stockholders, Messrs. Jackman, Levy, Sheehan, Singer, and Thomsen were in attendance.

Code of Ethics

The Company’s Code of Ethics and Business Conduct (the “Code of Ethics”) applies to all employees and directors of the Company and its subsidiaries. The Code of Ethics, which provides guidance and standards for maintaining ethical behavior, requires that employees and directors comply with applicable laws and regulations, and prohibits conflicts of interests. The Company also has made available an ethics hotline for anonymously reporting violations of the Company’s policies and procedures. The Code of Ethics is posted on the Company’s website at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.” Any approved revisions to the Code of Ethics will be posted on the Company’s website.

Compensation Committee Interlocks and Insider Participation

During 2013, none of Ms. Andreotti, Ms. Dolezal, Mr. Jackman or Mr. Sheehan was an officer or employee of the Company while serving as a member of the Compensation Committee. In addition, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Under the Company’s insider trading policy insiders are prohibited from trading in PCTEL common stock while in possession of material non-public information. To obviate the possibility of hedging the economic risk of ownership, this prohibition extends to trading in derivative securities of the Company, including any put or call options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of PCTEL common stock as of April 17, 2014 by:

•	Each stockholder known by PCTEL to beneficially own more than 5% of PCTEL common stock;

•	Each PCTEL director, including director nominees;

•	Each Section 16 reporting officer; and

•	All of PCTEL’s directors and Section 16 reporting officers as a group, including director nominees.

Beneficial ownership is determined based on the rules of the SEC. Percent of beneficial ownership is based upon 18,621,856 shares of common stock outstanding as of April 17, 2014. In addition, options for shares of common stock that are exercisable as of April 17, 2014 or will become exercisable on or before June 16, 2014 (60 days subsequent to April 17) are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Number of Shares Underlying Options” column, but those option shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

Shares Outstanding as of 4/17/14	18,621,856
Beneficial Owners	Number of Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned (%)
5% Stockholders
Ariel Investments, LLC 200 East Randolph Drive, Suite 2900, Chicago, IL 60601(1)	2,629,857	—	2,629,857	14.12%
BlackRock Fund Advisors 40 East 52nd Street, New York, NY 10022(2)	1,779,132	—	1,779,132	9.55%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746(3)	1,584,119	—	1,584,119	8.51%
The Killen Group 1189 Lancaster Ave., Berwyn, PA 19312(4)	1,490,952	—	1,490,952	8.01%
Directors and Section 16 Officers
Martin H. Singer (5)	212,035	284,711	496,746	2.63%
John W. Schoen(6)	128,163	10,678	138,841	*
Rishi Bharadwaj	65,404	16,750	82,154	*
Varda A. Goldman(7)	86,396	10,678	97,074	*
Anthony Kobrinetz	48,456	10,010	58,466	*
Kevin McGowan	66,020	8,960	74,980	*
Jeffrey A. Miller	83,099	13,347	96,446	*
David A. Neumann	47,994	10,010	58,004	*
Cindy K. Andreotti	8,928	—	8,928	*
Carolyn J. Dolezal	11,523	—	11,523	*
Brian J. Jackman	14,858	40,000	54,858	*
Steven D. Levy	34,016	35,000	69,016	*
Giacomo Marini(8)	30,620	40,000	70,620	*
Carl A. Thomsen(9)	11,734	13,500	25,234	*

All directors, director nominees and current executive officers as a group (14 persons)	849,246	493,644	1,342,890	7.03%

(1)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Ariel Investments, LLC (“Ariel”) on February 14, 2014. Ariel, a registered investment adviser, possesses shared dispositive control and voting power over such shares along with its clients, none of whom have a beneficial interest in more than 5% of such shares. The Schedule 13G/A filed by Ariel contained information as of December 31, 2013 and may not reflect current holdings of PCTEL common stock.

(2)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 31, 2014. BlackRock possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by BlackRock contained information as of December 31, 2013 and may not reflect current holdings of PCTEL common stock.

(3)	Information with respect to the number of shares of PCTEL common stock beneficially owned is solely based on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 10, 2014. According to such Schedule 13G/A, Dimensional, in its capacity as an investment adviser, possesses sole dispositive control over all such shares and sole voting power over 1,584,119 of shares, which are held of record by its clients. Dimensional disclaims beneficial ownership of all such shares. The Schedule 13G/A filed by Dimensional contained information as of December 31, 2013 and may not reflect current holdings of PCTEL common stock.

(4)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by The Killen Group, Inc. (“Killen”) on February 14, 2014. Killen possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by Killen contained information as of December 31, 2013 and may not reflect current holdings of PCTEL common stock.

(5)	Includes 154,615 shares of PCTEL common stock held by the Martin H. Singer Revocable Trust and 19,200 shares of PCTEL common stock held by the Andrea F. Singer Revocable Trust.

(6)	Includes 85,000 shares of PCTEL common stock held by the Denise F. Schoen Family Trust and 16,272 shares of PCTEL common stock held by the John W. Schoen III Living Trust.

(7)	Includes 84,475 shares of PCTEL common stock held by the Varda A. Goldman Trust Account.

(8)	Includes 30,620 shares of PCTEL common stock held by the Giacomo Marini Trust.

(9)	Includes 11,734 shares of PCTEL common stock held by the Thomsen Family Trust.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to discuss material information relating to compensation awarded to the following individuals, who have been identified by the Compensation Committee as the Company’s “Named Executive Officers” or “NEOs” for the fiscal year ended December 31, 2013:

Name	Title

Martin H. Singer	Chairman of the Board and Chief Executive Officer

John W. Schoen	Senior Vice President, Chief Financial Officer and Corporate Secretary

Anthony Kobrinetz	Vice President and Chief Operating Officer, Connected Solutions

Jeffrey A. Miller	President, Connected Solutions

David A. Neumann	Vice President and General Manager, RF Solutions

Because Mr. Singer is the Chairman of the Board in addition to his role as Chief Executive Officer (“CEO”), his biographical information is included under Proposal #1 Election of Directors — Directors and Nominees.”

Mr. John W. Schoen, 58, has been the Company’s Chief Financial Officer, Vice President and Corporate Secretary since November 2001. In September 2013, Mr. Schoen was promoted to Senior Vice President, Chief Financial Officer and Corporate Secretary. Mr. Schoen served as a Business Development Manager at Agilent Technologies, Inc. from July 2000 to November 2001. From May 1999 to July 2000, Mr. Schoen served as Chief Operating Officer and Chief Financial Officer of SAFCO Technologies, Inc. before its acquisition by Agilent Technologies Inc. Prior to this period, Mr. Schoen held various financial positions for over 19 years in Motorola, Inc., including Controller of its Wireless Access and Business Development within Motorola’s Cellular Infrastructure Group. Mr. Schoen received a Bachelor of Science in Accounting from DePaul University and is a Certified Public Accountant.

Mr. Anthony Kobrinetz, 62, Vice President, Chief Operating Officer of the Connected Solutions segment of the Company, joined the Company in April 2010 and assumed his current position in November 2013. Mr. Kobrinetz has held various positions with the Company, including Senior Vice President, Chief Information Officer, Chief Technology Officer, and Vice President, Technology and Operations. Before joining PCTEL, Mr. Kobrinetz was responsible for leading Motorola’s entrée into broadband wireless access with particular focus on the development of WiMAX products and services. Previously, as the General Manager (and Business Founder) of the Canopy business for Motorola, he successfully transitioned the wireless broadband technology incubator into a commercial business with product development, operations, sales and marketing. Mr. Kobrinetz also served as general manager for the Advanced Products Division that designed and manufactured the first digital infrastructure platform that Motorola produced for the Japanese cellular infrastructure market. As a seasoned technology and business professional, Mr. Kobrinetz has devoted over 35 years to the shaping of mobile telephony, wireless local area networks, cellular telecommunications and telematics. He has held executive-level positions in product development, supply chain and system implementation of innovative communications equipment. Other key accomplishments include the development of a private wireless data network in the United States as well as the pioneering of a wireless local area network at 18 GHz. Mr. Kobrinetz holds numerous patents in communication components and systems. He earned a Bachelor of Science from the University of Illinois at Chicago and a Master of Business Administration from Loyola University in Chicago.

Mr. Jeffrey A. Miller, 58, has served as President of the Connected Solutions segment of the Company since December 2012. Prior to his promotion to President of the segment, Mr. Miller served as the Senior Vice President, Sales and Marketing of the Company since April 2010. From October 2006 until April, 2010, Mr. Miller was Vice President and General Manager of the Company’s Antenna Products Group. From November 2001, when he joined PCTEL, until October of 2006, Mr. Miller served in a number of roles, from Vice President of Engineering through leadership roles in product management, new technology and global sales. Prior to joining PCTEL, Mr. Miller was Functional Manager of Wireless Optimization Products, Wireless Network Test Division of Agilent Technologies Inc. from July 2000 to November 2001. From January 1998 to July 2000, Mr. Miller served as Vice President of Engineering of SAFCO Technologies, Inc. and led its Test and Measurement Group before its acquisition by Agilent Technologies Inc. From September 1992 to January 1998, Mr. Miller was a Principal Consultant with Malcolm, Miller & Associates providing consulting services to wireless network operators and infrastructure suppliers. From 1978 through September of 1992, Mr. Miller held various technical and management positions at Motorola, Inc.’s Cellular Infrastructure Group. Mr. Miller received a Bachelor of Science in Computer Science from University of Illinois.

Mr. David A. Neumann, 48, was promoted to Vice President and General Manager of the RF Solutions segment of the Company in January, 2013. Prior to his promotion, Mr. Neumann served as Global Vice President of Sales for RF Solutions since April, 2010. From February, 2009, when he joined PCTEL, until April, 2010, Mr. Neumann served as Senior Director of Sales within RF Solutions. Prior to joining PCTEL, Mr. Neumann was the Managing Director of E-magine Communications, LLC, from January 2006 to February 2009. From January, 2002 to January, 2006, Mr. Neumann served as the Vice President of Sales and Marketing for X-TEL Communications, Inc. From July 1999 to January 2002, Mr. Neumann was the Market Development Director for Acterna, which was later purchased by JDSU. From May, 1997, to July, 1999, Mr. Neumann was a Principal at Intelinet, Inc. From January, 1991 to May, 1997, Mr. Neumann served in a number of roles from Vice President of Sales, Marketing and Support through leadership roles in engineering services, product management and sales at SAFCO Technologies, Inc. From June, 1987 to January, 1991, Mr. Neumann served as a Systems Engineer at Westinghouse Electric Corporation. Mr. Neumann holds a Bachelor of Science in Electrical Engineering from The Pennsylvania State University and a Master of Business Administration from the University of Chicago Booth School of Business.

Overview of the Compensation Committee

The Compensation Committee of the Board of Directors was formed in March 2000 and currently consists of Ms. Andreotti, Ms. Dolezal and Mr. Jackman, each of whom is an independent, non-employee director of the Company. The Compensation Committee reviews its charter on an annual basis and has modified it from time to time, most recently in March 2013, to clarify the philosophy and responsibilities of the Compensation Committee and comply with the NASDAQ listing rules related to Compensation Committees. The charter of the Compensation Committee is located on the Company’s website (www.pctel.com) under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

The Compensation Committee meets at regularly-scheduled quarterly meetings and from time-to-time between quarterly meetings in order to address matters that fall within the Compensation Committee’s responsibilities as set forth in “Responsibilities of the Compensation Committee” below. Minutes are recorded of all Compensation Committee meetings. The Compensation Committee reports to the Board of Directors regarding recommendations of the Compensation Committee and actions taken by the Compensation Committee pursuant to delegated authority. The Compensation Committee met a total of seven times in 2013, including a session with the Audit Committee.

Compensation Philosophy

The Compensation Committee’s philosophy in setting compensation policies for the CEO, the other NEOs and certain Vice Presidents (collectively referred to as “executive officers”) and the employees designated as key managers by the CEO based upon their responsibilities and performance (hereinafter referred to as “key managers”) is the following:

•

To closely align the interests of the executive officers and key managers with those of the Company’s stockholders with the objective of enhancing stockholder value and promoting long-term, sustainable growth;

•	To attract and retain the best available personnel for positions of substantial responsibility with the Company;

•

To provide incentives to motivate the executive officers and key managers to perform to the best of their abilities for the Company through increased rewards for superior individual and corporate performance;

•	To promote the success of the Company’s business while minimizing the opportunity for high-risk behaviors that potentially imperil the underlying value of the Company; and

•	To embrace an appropriate balance of work and family life.

It is the Compensation Committee’s practice to review at least annually all components of compensation for the executive officers and key managers to ensure that the amount and structure of total compensation for each is consistent with its compensation philosophies and objectives. Internal pay equity among the executive officers and key managers is also a factor in the Committee’s assessment of total compensation. With these considerations in mind, the general strategy of the Compensation Committee has been to (i) target executive compensation between the median and the 75th percentile of total direct compensation in reference to a peer group of publicly-traded companies and in accordance with other competitive market information in order to attract high-performing executives and key managers who also have opportunities with larger multinational companies, (ii) establish a strong correlation between the level of compensation and the financial performance of the Company compared against its peer group and other companies, and (iii) create incentives that closely align executive compensation with long-term interests of the Company’s stockholders.

Responsibilities of the Compensation Committee

The Compensation Committee’s responsibilities assigned to it by the Board of Directors are outlined in its charter and include the following:

1.	Providing guidance with respect to general compensation goals and philosophies for the Company’s employees at all levels, including general performance and measurement guidelines for the determination of bonuses and other forms of incentive compensation;

2.	Balancing the portion of executive compensation at risk and tied to achievement of corporate and business segment financial performance goals established by the Board of Directors with overall enterprise risk;

3.	Reviewing and making recommendations to the Board of Directors with respect to the compensation of the CEO, including relevant corporate goals and objectives, following (i) a performance evaluation of the CEO designed and coordinated among the members of the Board by the Nominating and Governance Committee, and (ii) directional guidance from the members of the Board on the different elements of CEO compensation based on such evaluation;

4.	Reviewing the compensation criteria and proposed total compensation (including salary, bonus, benefits, and incentive compensation) recommended by the CEO for each of the executive officers and key managers of the Company, and approving an appropriate compensation package for each named executive officer structured to be consistent with the compensation philosophy (as described in “Compensation Philosophy” above);

5.	Reviewing the internal pay equity among the CEO, the officers and the key managers;

6.	Reviewing and making recommendations from time to time to the Board of Directors regarding general equity and cash compensation for the outside directors on the Board of Directors;

7.	Acting as administrator of the Company’s equity incentive plans; and

8.	After considering the factors listed below, retaining, as the members of the Compensation Committee consider appropriate or necessary, outside consulting, legal or other advisors (“Advisors”) to advise or assist the Compensation Committee in the execution of its responsibilities:

(i)	the provision of other services to the Company by the proposed Advisor;

(ii)	the amount of fees received from the Company by the proposed Advisor as a percentage of the total revenue of such proposed Advisor;

(iii)	the policies and procedures of the proposed Advisor that are designed to prevent conflicts of interest;

(iv)	any business or personal relationship of the proposed Advisor with a member of the Compensation Committee;

(v)	any stock of the Company owned by the proposed Advisor; and

(vi)	any business or personal relationship of the proposed Advisor with an executive officer of the Company.

Independent Compensation Consultant.    The Compensation Committee relies upon the services of an independent compensation consultant in applying its judgment as to appropriate levels and components of compensation for the executive officers and key managers. In 2013, our independent advisors from The Delves Group, who had initially been engaged as an independent compensation consultant by the Compensation Committee in 2004, joined Towers Watson, a global professional services company. The Company entered into a contractual arrangement with Towers Watson (the “Independent Compensation Consultant”) effective in July 2013 pursuant to which Towers Watson will provide executive compensation consulting services to the Committee, including (i) establishing the Company’s compensation goals and objectives, (ii) providing relevant peer group and survey data on the compensation practices of the participating companies, and (iii) advising on industry trends in executive compensation. The Compensation Committee’s practice is to invite a representative of the Independent Compensation Consultant to attend substantially all Compensation Committee meetings.

The Independent Compensation Consultant has conducted an internal review and has certified that it is an independent adviser to the Compensation Committee and that no conflict of interest exists. Although the fees of the Independent Compensation Consultant are paid by the Company, the Independent Compensation Consultant is accountable and has direct reporting responsibility to the Compensation Committee. The Independent Compensation Consultant provides no services to the Company other than the services it provides to the Compensation Committee.

Survey Data, Peer Groups and Use of Industry Benchmarking Data.    The Compensation Committee uses benchmarking information to evaluate “total compensation” of the Company’s Named Executive Officers (i.e., principally annual salary and short-term and long-term incentive awards). The benchmarking information is comprised of survey data, which is derived from two independent executive compensation surveys compiled by recognized compensation firms, as well as publicly-available data from a peer group of publicly-traded companies that are comparable to the Company. The survey data used by the Independent Compensation Consultant is derived from different databases of companies that compare to the Company only in general terms, including broad industry sectors and size of company.

The peer group information is designed to be more specific. The Compensation Committee, with assistance from the Company’s management and guidance from the Independent Compensation Consultant, is responsible for selecting the companies that are included within this peer group and for compiling relevant executive compensation and corporate performance data. Due in part to the lack of small public companies involved in the same combination of industries as the Company, it is not possible to construct a group of companies with characteristics entirely similar to the Company. The Independent Compensation Consultant therefore compiles data from public companies that, based upon its expertise, are the most similar in terms of industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors, and provide a meaningful comparison for the Compensation Committee.

The peer group of companies that was in effect for the Company at the time when the Compensation Committee set the 2013 executive compensation consists of the 15 companies listed below (the “2013 Peer Group”) with revenues for the most recent publicly available financial information ranging from approximately $29.6 million to $413.4 million and median revenues of approximately $122.2 million:

• CalAmp Corporation	• RF Industries, Ltd.
• Cobra Electronics Corporation	• Sonus Networks, Inc.
• Communications Systems, Inc.	• Symmetricom, Inc.
• Frequency Electronics, Inc.	• Telular Corporation
• Globecomm Systems, Inc.	• Westell Technologies, Inc.
• Ixia	• Wireless Telecom Group
• KVH Industries, Inc.	• Zhone Technologies, Inc.
• Numerex Corp.

Upon recommendation of the Independent Compensation Consultant, the Committee revised and expanded the group in November 2013 to 20 members (the “2014 Peer Group”) in order to accommodate any future reduction of members due to acquisition, merger or financial hardship. The members of the Company’s peer group in effect at the time the Compensation Committee set the 2014 executive compensation are set forth below:

• 8 x 8, Inc.	• Lantronix, Inc.
• Ambient Corporation	• Meru Networks, Inc.
• Anaren, Inc.	• Numerex Corp.
• CalAmp Corp.	• Oplink Communications, Inc.
• ClearOne, Inc.	• Orbcomm Inc.
• Cobra Electronics Corporation	• Procera Networks, Inc.
• Communications Systems, Inc.	• Symmetricom, Inc.
• Digi International Inc.	• Westell Technologies, Inc.
• Frequency Electronics, Inc.	• XRS Corporation
• KVH Industries, Inc.	• Zhone Technologies, Inc.

The compensation data derived from the 2013 Peer Group consisted of the most recent publicly available annual and long-term compensation amounts representing yearly averages over a three-year period. The financial performance data derived from the 2013 Peer Group included (i) one-year and three-year revenue change, (ii) net income margin, (iii) one-year earnings per share change, (iv) return on equity and return on assets, and (v) one-year, three-year and five-year total stockholder return. The Independent Compensation Consultant provided a comprehensive pay-for-performance analysis in connection with the Compensation Committee’s evaluation of executive compensation, comparing levels of compensation, expressed in dollars and percentages, against both compensation and performance data contained in the survey and peer group information.

Annual Compensation Process

The Company considered the results of the Say-on-Pay proposal presented to the shareholders for approval in 2013. In light of the support the proposal received, the Company’s compensation policies and decisions, explained in detail in this Compensation Discussion and Analysis, continue to be focused on long-term financial performance to drive stockholder value. The Company intends to hold an advisory vote on executive compensation (Say-on-Pay) on an annual basis.

The compensation of the CEO, the other executive officers and the key managers is established prior to the end of the first quarter of the fiscal year. The Compensation Committee has full authority to determine the compensation of the executive officers (other than the CEO) and key managers of the Company. The CEO’s compensation must be approved each year by the non-employee directors of the Board of Directors based on the recommendation of the Compensation Committee. In making its recommendation with respect to the CEO’s compensation, the Compensation Committee takes into consideration the results of a performance evaluation of the CEO for the preceding year. The annual evaluation of the CEO’s performance is based upon evaluation forms circulated by the Nominating and Governance Committee and completed by all non-employee directors with respect to the CEO’s performance, as measured by the ability to meet financial performance objectives of the Company, conduct succession planning, execute strategic plans, exhibit leadership, and maintain good relationships with the stockholders, Board of Directors and other stakeholders of the Company. At the time of this performance evaluation, the Compensation Committee solicits guidance from the Board of Directors as to the general elements that should be addressed in the CEO’s total compensation package for the upcoming year. In addition, the Chair of the Compensation Committee, as well as the Lead Independent Director, will solicit input from the CEO in the course of the Compensation Committee’s formulation of its recommendation.

In formulating its recommendation to the Board of Directors with respect to the CEO’s compensation, the Compensation Committee exercises its judgment, taking into account the advice of the Committee’s Independent Compensation Consultant (as described in “Responsibilities of the Compensation Committee–Independent Compensation Consultant” above). The Compensation Committee’s discussions of the elements of compensation for the CEO are conducted in closed session, typically with its Independent Compensation Consultant in attendance, but with no Company employees present. The CEO is not permitted to participate in the deliberations by the Board of Directors in its evaluation of the Compensation Committee’s recommendation for CEO compensation.

In establishing compensation for the executive officers (other than the CEO), the Compensation Committee relies on (i) insights provided by the CEO as to their respective individual performance, (ii) the compensation data compiled by the Independent Compensation Consultant, and (iii) the Company’s compensation philosophy, as described in “Compensation Philosophy” above. The CEO attended six of the seven Compensation Committee meetings in 2013 in order to provide his insight on the contributions made by various executive officers and key managers. After consulting with its Independent Compensation Consultant and the CEO, the Compensation Committee, in its discretion, sets the annual compensation for the executive officers and key managers, including salary, short-term equity incentives and long-term equity incentives.

Summary of Principal Elements of Executive Compensation

The principal elements included in executive compensation for the executive officers and key managers are the following, each of which is briefly described below:

1.	Annual salary;

2.	Annual incentive awards administered under the Short-Term Incentive Plan;

3.	Service-based equity awards;

4.	Equity awards administered under the Long-Term Incentive Plan;

5.	Change of Control and severance benefits; and

6.	Medical and other standard benefits.

1. Annual Salary.    The Compensation Committee uses salary as the principal element of cash compensation which is not “at risk.” In determining the level of annual salary, the Compensation Committee considers the performance, experience and responsibilities of the executive officer or key manager, and seeks to establish an annual salary that is competitive with those paid to comparable executive officers and key managers at its benchmark companies. A competitive annual salary is essential to the Company’s ability to hire and retain executive officers and key managers.

2. Short-Term Incentive Plan.    The Short-Term Incentive Plan is an annual performance-based incentive plan designed to incentivize achievement of specifically-identified, short-term corporate objectives. In establishing the corporate objectives and setting the targets under the Short-Term Incentive Plan, the Compensation Committee takes into consideration the following factors:

•	Areas of desired improvement in financial and/or operating performance of the Company and specific business segments;

•	The anticipated payout of awards under the Short-Term Incentive Plan measured against the likelihood that the Company will be able to achieve the performance goals without taking undue risk; and

•	The maximum payout of awards under the Short-Term Incentive Plan, as reviewed by the Independent Compensation Consultant.

The Short-Term Incentive Plan allows for the incentive awards to be paid in cash, restricted stock or a combination of both.

3. Service-Based Equity Awards.    The Company grants long-term, service-based equity awards on an annual basis through the grant of restricted stock and/or stock options under its 1997 Stock Plan (“Service-Based Equity Awards”). The nature and terms of the Service-Based Equity Awards are determined annually by the Committee, but generally these awards are time-based without a performance element and encourage retention of participants by vesting in four equal annual installments.

4. Long-Term Incentive Plan.    The Company also grants long-term, performance-based equity awards on an annual basis through the grant of restricted stock and/or stock options under its 1997 Stock Plan. Although the name and structure of the long term incentive plan changes over the years, in general the awards under this plan are made to encourage (i) long-term growth, (ii) consistent earnings, and (iii) management retention through consistency in long-term incentives.

5. Change of Control and Severance Benefits.    The Company offers retention benefits to the executive officers in order to induce the executive officers to continue to contribute to the success of the Company following an event resulting in the majority of the voting control of the Company being transferred (whether by way of merger, reorganization, acquisition, or sale of all or substantially all of the Company’s assets). These benefits are contractually available to certain executive officers if such an event occurs and within twelve months after such occurrence, the executive officer is involuntarily terminated (i.e., a “double trigger”). Although the benefits vary among the executive officers participating, the benefits generally include lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time.

Certain executive officers are also entitled to severance benefits in connection with the involuntary termination of their employment unassociated with a Change of Control. The severance benefits include salary continuation and Company-paid healthcare benefits for a specified period of time, and vesting of certain restricted shares previously awarded under short-term and long-term incentive programs.

6. Medical and Other Standard Benefits.    The Company offers standard benefits to full-time employees, including medical, dental, and vision benefits, and term life and long-term disability insurance, a substantial portion of which are paid by the Company. The Company’s Employee Stock Purchase Plan allows employees of the Company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares at prices discounted from the trading price of the stock. In addition, the Company maintains a 401(k) plan for PCTEL employees, administered by an independent plan administrator, which provides a selection of investment alternatives from which plan participants may choose. The Company matches up to the first 4% of compensation contributed by a plan participant, which vests immediately.

Summary of 2013 Company Financial Performance and Compensation

2013 Company Financial Performance.    The Company had strong financial results in 2013, having exceeded both its revenue and earnings targets. Revenue growth increased by 17.5% in 2013 over 2012 (from $88.8 million in 2012 to $104.3 million in 2013), and non-GAAP earnings per share of PCTEL common stock increased by 23.5% in 2013 over 2012 (from $0.34 per share in 2012 to $0.42 per share in 2013). The Company’s revenue growth reflects the recovery of its scanning receiver business and strong growth of the engineering services business for the RF Solutions segment. Overall, the RF Solutions segment’s revenues increased from $21.5 million in 2012 to over $30.3 million in 2013. The Company’s revenues were also positively impacted by its acquisition in July 2012 of certain assets related to site solutions, such as kitting and drop-ship, from TelWorx Communications LLC and related companies (the “Acquired Assets”). After having generated $8.4 million of revenue during the six month post-acquisition period in 2012, the Acquired Assets generated $14.4 million of revenue in 2013. The $6 million of additional revenue generated by the Acquired Assets and the $8.8 million improvement in revenue for the RF Solutions segment represents almost all of the Company’s 2013 revenue growth.

The Company’s improvement in non-GAAP earnings per share is largely due to the increase in sales by the RF Solutions segment of scanning receiver products and network engineering services which have a higher gross profit margin as compared with antenna products; however, the benefit of the Acquired Assets for the full fiscal year also contributed to such improvement.

PCTEL’s financial performance in 2013 as compared with its peer group was between the median and the 75th percentile for one-year and three-year revenue growth and three-year total stockholder return; between the 25th percentile and the median for one-year total stockholder return, one-year net income margin, one-year return on assets and one-year return on equity; and below the 25th percentile for five-year total stockholder return, all based upon the most recent publicly-available data collected by the Independent Compensation Consultant.

Awards Under the 2013 Short-Term Incentive Plan.    For the purposes of determining the annual incentive award under the 2013 Short-Term Incentive Plan (“2013 STIP”), the Company’s performance was measured by (i) revenue growth in 2013 over 2012 revenue, and (ii) the increase of non-GAAP earnings per share of PCTEL common stock in 2013 over 2012 non-GAAP earnings per share. (The difference between non-GAAP earnings per share and GAAP earnings per share is the exclusion from non-GAAP earnings of stock-based compensation expense, amortization of intangible assets, restructuring charges, impairment charges, gain/loss on the sale of product lines, non-cash income tax expense and non-cash other income.) As has been the case over the past several years, the Board of Directors adopted a sliding scale on an “S curve” rather than a linear basis for determining the incentive award under the 2013 STIP in order to produce no incentive award for low revenue and earnings growth, a small incentive award for average or slightly above-average revenue and earnings growth, and a sharply increasing incentive award for superior revenue and earnings growth. The payout factor (also referred to as the “target award percentage”) for 2013 if the Company achieved both metrics of the 2013 financial plan at target was 15%. Due to the Company’s strong performance, the target award percentage actually achieved by the Company in 2013 was 61.3% as indicated in the following chart:

The participation in the 2013 STIP by the NEOs is summarized in the table below. The weighting of performance measures for all NEOs is 60% revenue and 40% non-GAAP earnings per share.

Results of 2013 Short-Term Incentive Plan

Name	Maximum 2013 Potential Award as a % of Annual Salary (%)	Maximum 2013 Potential Award ($)	2013 Target Award(1) ($)	Award Paid ($)	Award Paid as a % of Annual Salary (%)
Martin H. Singer	125	601,250	90,188	368,428	77
John W. Schoen	90	261,000	39,150	159,933	55
Anthony Kobrinetz	90	223,200	33,480	136,770	55
Jeffrey A. Miller	105	315,000	47,250	193,023	64
David A. Neumann	80	188,000	28,200	115,201	49

(1)	The 2013 target award under the 2013 STIP for each NEO is calculated by multiplying such NEO’s Maximum 2013 Potential Award by 15% (i.e., the payout upon achievement of the target financial performance).

2013 Service-Based Equity Awards.    In 2013, 50% of the long-term incentive awards for NEOs (other than the CEO) were issued as Service-Based Equity Awards and the other 50% were issued under the Retention Plan which is performance-based and service-vesting. The Service-Based Equity Awards were issued as stock options vesting in four equal annual installments commencing in 2014. The participation in the 2013 Service-Based Equity Awards by the NEOs is summarized in the table below. The CEO did not participate in the 2013 Service-Based Equity Awards.

Name	Service Options
John W. Schoen	20,000
Anthony Kobrinetz	18,750
Jeffrey A. Miller	25,000
David A. Neumann	18,750

In addition, the NEOs received restricted stock from Service-Based Equity Awards granted in prior years which vested in 2013. These restricted shares from prior grants are included in the table entitled “Option Exercises and Stock Vested at Fiscal Year End December 31, 2013” under the column entitled “Stock Awards” in the “Executive Compensation and Other Matters” section.

Performance-Earned, Service-Vesting Equity Awards Under 2013 Retention Plan.    The Compensation Committee constructed the Retention Plan as a means of rewarding performance consistent with stockholder value creation over time, with a performance-based equity award and a service-based vesting period. The performance-based equity award was earned by the participants only if the Company reached or exceeded a threshold revenue of $90.6 million. The amount of the equity award increased as the Company’s revenue increased, to a target revenue of $101 million and up to a maximum equity award to be earned if the Company’s revenue is $107 million or greater. The Company’s actual 2013 revenues of $104.3 million resulted in an equity award between the target and the maximum, and accordingly the NEOs received the amounts listed in the chart below:

Name	Target Grant (#)	Over - Achievement (1) (#)	Options Granted (#)	Value @ Date of Grant ($)
Martin H. Singer	80,000	10,844	90,844	252,737
John W. Schoen	20,000	2,711	22,711	65,238
Anthony Kobrinetz	18,750	2,541	21,291	61,159
Jeffrey A. Miller	25,000	3,388	28,388	81,546
David A. Neumann	18,750	2,541	21,291	61,159

(1)	Overachievement of target was 13.6%.

For all participants in the 2013 Retention Plan (other than the CEO), the equity award vests in four equal annual installments (inclusive of the performance period) and will be received by the participant subject to each such participant’s continued employment with the Company on the relevant vesting dates. In furtherance of the retention purpose of the Retention Plan, for Mr. Singer, the CEO, the equity award vests in two years (inclusive of the performance period) and will be received if he continues to be an employee of the Company on the vesting date; provided that the equity award will cliff-vest earlier if Mr. Singer retains only his role as Chairman of the Board.

2014 Implementation of the Principal Elements of Executive Compensation

1. Annual Salaries in 2014.    The Compensation Committee awarded increases in annual salaries an average of 3.3% for NEOs, executive officers and key managers considered as a group, although Mr. Neumann, who received a promotion to Vice President and General Manager, RF Solutions in January 2013, was awarded a larger salary increase in connection with his promotion.

CEO Salary.    Mr. Singer’s salary effective April 1, 2014 is $495,000, an increase of $14,000 over 2013. Mr. Singer’s salary was $481,000 for 2013 and $470,000 for 2012,

Salaries for Other Named Executive Officers.    The salaries of the other NEOs for 2014, 2013, and 2012 are designated below:

Salaries for Other Named Executive Officers

Name	2014 $	2013 $	2012 $
John W. Schoen (1)	290,000	268,000	260,000
Anthony Kobrinetz	248,000	248,000	240,000
Jeffrey A. Miller	300,000	300,000	270,000
David A. Neumann (2)	251,000	—	—

(1)	Mr. Schoen’s salary was increased to $268,000 in February 2013 and then to $290,000 in September 2013 in connection with his promotion to Senior Vice President and Chief Financial Officer. The actual salary paid to Mr. Schoen for 2013 was $273,500.

(2)	Mr. Neumann became an NEO in 2013.

2. 2014 Short-Term Incentive Plan.    The Board has identified earnings growth as its top priority for 2014. The metrics by which the Company measures its financial performance will be (1) revenue growth in 2014 over actual 2013 revenue, and (2) the increase of non-GAAP earnings per share of PCTEL common stock in 2014 over actual 2013 non-GAAP earnings per share, which is consistent with the 2013 STIP, although the relative weighting of the two metrics is adjusted to reflect the Board’s increased emphasis on earnings in 2014 and its desire to avoid having the weighting of revenue create a larger payment under the 2014 STIP which will thereby negatively impact non-GAAP earnings per share.

In order to drive and reward higher growth in revenue and earnings per share, for several years the Compensation Committee has used a sliding scale on an “S curve” rather than a linear basis for determining the incentive award under Short-Term Incentive Plan. The “S curve” nature of the payout factors assures that there will be no incentive award for low revenue and earnings growth, a small incentive award for average or slightly above-average revenue and earnings growth and a sharply increasing incentive award for superior revenue and earnings growth. Based upon feedback from investors, the Independent Compensation Consultant and management, the Compensation Committee has fine-tuned the slope of the curve to alleviate a situation where a modest increase in revenue or earnings at certain steeper points of the curve results in a disproportionate increase in the payout factor. The difference between the slope of the 2013 STIP and the 2014 STIP is reflected in the graphs set forth below:

The Compensation Committee also sought to fine-tune the 2014 STIP to create differentiation among the NEOs based upon achievement of their specific business segment responsibilities. Therefore, those NEOs with business segment responsibilities will have achievement of their business segment goals weighted 60% and achievement of the corporate goals weighted 40%, which is calculated overall as 16% based upon achievement of the corporate revenue target, 24% based upon achievement of the corporate non-GAAP earnings target, 24% based upon achievement of the business segment revenue target, and 36% based upon achievement of non-GAAP operating profit. (The difference between non-GAAP earnings per share at the corporate level and non-GAAP operating profit at the business segment level is (i) corporate expenses, (ii) other income and expenses, and (iii) income taxes.) The Chief Executive Officer and Chief Financial Officer will continue to have the corporate goals weighted 100%.

The chart below depicts the resulting payout factors at various achievement levels of revenue and non-GAAP earnings for corporate goals. In calculating the revenue achieved in 2014, revenue generated by small cell site solutions projects will be counted at 62.5% of the revenue actually generated by such projects in order to accommodate the lower margins on the small cell products relative to the core Connected Solutions products.

Corporate Short-Term Incentive Payout Factors

The chart below depicts the resulting payout factors at various achievement levels of revenue and non-GAAP earnings for the Company’s Connected Solutions business segment, which applies (with a 60% weighting) to Mr. Miller and Mr. Kobrinetz and the executive officers and key managers on their teams. In calculating the revenue achieved in 2014 by the Connected Solutions business segment, revenue generated by small cell site solutions projects will be counted at 62.5% of the revenue actually generated by such projects in order to accommodate the lower margins on the small cell products relative to the core Connected Solutions products.

Connected Solutions Short-Term Incentive Payout Factors

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The following chart depicts the resulting payout factors at various achievement levels of revenue and non-GAAP earnings for the Company’s RF Solutions business segment, which applies (with a 60% weighting) to Mr. Neumann and the executive officers and key managers on his team:

RF Solutions Short-Term Incentive Payout Factors

Achieving the 2014 financial plan of 9.3% revenue growth and a $0.12 increase in non-GAAP earnings per share from continuing operations results in a 30% payout factor as compared with a payout factor of 15% for achieving the target of 5.0% revenue growth and an $0.08 increase in non-GAAP earnings per share from continuing operations in 2013 (both 2013 metrics determined on a pro-forma basis as if the Acquired Assets were acquired on January 1, 2012 instead of the actual date of acquisition in July 2012). The change in the payout factor was made to better align the Company’s Short-Term Incentive Plan with those of its benchmarking companies and to accommodate the change in the slope of the “S curve” as described above. The Compensation Committee believes that the financial plan targets are challenging but achievable with significant effort. The financial plan is determined by management and the Compensation Committee based upon recent performance levels, sales expectations, technology and industry factors, and overall economic conditions. It is approved by the Board of Directors.

In order to determine the actual incentive award amount received by any participant in the 2014 Short-Term Incentive Plan (“2014 STIP”), the payout factor determined by the tables above are weighted as applicable and multiplied by the participant’s maximum percentage of salary that can be earned as an incentive award (as determined by the Compensation Committee on an individual basis based upon performance and job responsibilities) and then multiplied by such participant’s annual salary. The Compensation Committee increased the maximum percentage of salary that can be earned as an incentive award in 2014 by 5% for Mr. Miller and Mr. Schoen and by 15% for Mr. Neumann who became the General Manager of the RF Solutions segment in January 2013.

The participation in the 2014 STIP by the NEOs is summarized in the table below:

		2014 Maximum Potential Award		2014 Target Award Upon Full Achievement of Financial Plan(1)
Name	2014 Salary ($)	As a % of Salary	In ($)	As a % of Salary	In ($)
Martin H. Singer	495,000	130	643,500	39	193,050
John W. Schoen	290,000	95	275,500	29	82,650
Anthony Kobrinetz	248,000	90	223,200	27	66,960
Jeffrey A. Miller	300,000	110	330,000	33	99,000
David A. Neumann	251,000	95	238,450	29	71,535

(1)	The 2014 target award for each NEO under the 2014 STIP is calculated by multiplying such NEO’s maximum potential incentive award by 30% (i.e., the payout factor at target).

The weighting of performance measures for all NEOs is described in the third paragraph of this section “2014 Short-Term Incentive Plan”. The incentive award amount under the 2014 STIP will be paid to the participants in cash.

3. Service-Based Equity Awards.    The Compensation Committee, in consultation with the Independent Compensation Consultant, has determined that the service-based equity awards (which have no performance element) are best suited for employees who are strong performers but whose job responsibilities do not directly impact the strategic direction or financial performance of the Company. Therefore, no NEOs, executive officers or key managers will participate in Service-Based Equity Awards in 2014.

4. 2014 Long-Term Incentive Plan.    The Compensation Committee adopted a new plan for long-term equity incentives in 2014 (the “2014 LTIP”). The Compensation Committee’s goals for the 2014 LTIP are to encourage (i) long-term growth over a four-year period, (ii) consistent earnings throughout such period, and (iii) management retention through consistency in long-term incentives. The Committee addressed feedback from investors and the Independent Compensation Consultant regarding the former 2013 Retention Plan that was performance-earned and service-vesting, but had one-year revenue growth as its performance goal and therefore overlapped with the Short-Term Incentive Plan. The 2014 LTIP has a four-year revenue goal to encourage long-term growth and imposes a penalty for failure to maintain consistent Adjusted EBITDA (as hereinafter defined). Accordingly, in 2014 the short-term and long-term incentive plans will not directly overlap. From management’s perspective, the overlap with the Short-Term Incentive Plan reduced focus on long-term objectives and created an incentive environment in which awards were earned under both the short-term and long-term incentive plans or neither plan. In addition, while the service-vesting element of the 2013 Retention Plan encouraged retention, it put distance between achievement of the revenue goal and receipt of the equity award. The 2014 LTIP is designed with an equity award, although at a 50% reduced level, for achievement of a threshold revenue set below the Company’s expected revenue growth in order to create continuity in long-term incentives, and has two-year interim measuring periods that encourage retention with immediate vesting of equity awards if earned. Under the 2014 LTIP, the target revenue is a stretch goal beyond the Company’s expected revenue growth and will require substantial growth, including by acquisition.

The 2014 LTIP is designed so that at the end of the initial two-year interim measuring period (the “Interim Period”), the participants will receive an equity award if the Company’s actual revenue at the conclusion of the Interim Period exceeds the interim revenue threshold. The equity award received by participants increases in a linear progression as the Company’s revenue for the Interim Period increases above the threshold up to the target revenue goal. At the end of the second Interim Period, the participants will receive an equity award if the Company’s actual revenue for the entire four-year period exceeds the revenue threshold for such period.

The equity awards earned at the conclusion of the first or second Interim Period will be reduced by 25% if the Company’s Adjusted EBITDA as a percentage of the Company’s revenue (“Adjusted EBITDA Percentage”) is less than 8%, and the equity award will be reduced by 10% if the Adjusted EBITDA Percentage is less than 11% but greater than 8% (the “EBITDA Penalty”). The term “Adjusted EBITDA” means GAAP operating profit excluding stock compensation expenses, amortization of intangible assets, depreciation, restructuring charges, impairment charges, gain/loss on sale of product lines, and expenses included in GAAP operating profit to the extent their recovery is recorded below operating profit.

For the first Interim Period ending on December 31, 2015, the Company’s revenue target is $127 million (representing 22% growth over the two-year period) and the revenue threshold is $114 million (representing 9.3% growth over the two-year period). If the Company’s actual revenue at the conclusion of the first Interim Period is less than $114 million, then no equity award will be earned. The revenue target for the second Interim Period ending on December 31, 2017 is $149 million (representing 42.9% growth over the four-year period) and the revenue threshold is $123 million (representing 18% growth over the four-year period). The determination of whether an EBITDA Penalty applies will be made at the conclusion of both the first and second Interim Periods.

If the Company’s actual revenue for the first Interim Period is less than the $114 million threshold revenue, but the revenue over the entire four-year period exceeds the $123 million threshold revenue (or even the $149 million target revenue), nevertheless the participants cannot recapture the foregone equity awards that would have been granted to the participants for the first Interim Period. In other words, there is no “catch up” in the second Interim Period to compensate for lack of achievement of the revenue threshold in the first Interim Period.

If the target revenue goal is exceeded in either the first or second Interim Period, the participants will not receive more equity than received at the target revenue. By designing the 2014 LTIP with a downside for not achieving the revenue threshold but no upside for over-achieving the revenue target, the Company can better manage the level of its equity awards.

The Board of Directors has set a goal of encouraging both organic growth and expansion through acquisition. Accordingly, the Compensation Committee has designed the 2014 LTIP to allow for entities acquired in the second year of an Interim Period to contribute to achievement of the revenue goal, but the revenue contribution is capped at $5 million regardless of any greater actual revenue generation by the acquired entity in such year. Acquisitions in the first year of an Interim Period will become integrated into the Company’s revenue by the end of the Interim Period and will not be separately tracked or capped.

		Equity Award For Each Interim Period
		Award At Threshold			Award At Target
			EBITDA			EBITDA
			Penalty	EBITDA		Penalty	EBITDA
Name	Below Threshold # of Shares	At Threshold # of Shares	Between 8% And 11% # of Shares	Penalty Below 8% # of Shares	At Target # of Shares	Between 8% And 11% # of Shares	Penalty Below 8% # of Shares
Martin H. Singer	—	7,000	6,300	5,250	14,000	12,600	10,500
John W. Schoen	—	3,500	3,150	2,625	7,000	6,300	5,250
Anthony Kobrinetz	—	3,750	3,375	2,813	7,500	6,750	5,625
Jeffrey A. Miller	—	4,500	4,050	3,375	9,000	8,100	6,750
David A. Neumann	—	5,750	5,175	4,313	11,500	10,350	8,625

Overall, the total long-term equity granted by the Company to NEOs under the 2014 LTIP is below the median for long-term incentives based on survey data provided by the Compensation Committee’s Independent Compensation Consultant. See “Responsibilities of the Compensation Committee—Survey Data, Peer Groups and the Use of Industry Benchmarking Data.”

5. Change of Control and Severance Arrangements.    The Company offers retention benefits to its NEOs and certain of its other executive officers upon the occurrence of certain events surrounding a Change of Control in order to induce the executives to continue to contribute to the success of the Company in the transition period and the post-acquisition period to the extent permitted by the successor or acquirer. A “Change of Control” is any merger, reorganization or acquisition of the Company (including by way of sale of all or substantially all of the Company’s assets) in which a majority of the voting control of the Company is transferred. The retention benefits offered by the Company to certain executive officers in connection with a Change of Control are based on a “double trigger” structure requiring both (i) a completed Change of Control event, and (ii) either (x) an involuntary termination of such executive officer’s employment within 12 months following such Change of Control event other than as a result of Cause, Disability or death (an “Involuntary Termination”), or (y) a termination by the executive officer of his or her employment pursuant to a Voluntary Termination for Good Reason (as such capitalized terms are defined in the applicable Management Retention Agreement). The principal retention benefits available to the participating executive officers upon satisfaction of both triggers are a lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time, all as indicated in the table below. The Compensation Committee believes that the level of these benefits would not, in the aggregate, represent a financial deterrent to a buyer or successor entity in considering a combination transaction with the Company.

Under their employment and/or severance agreements with the Company, the NEOs and certain other executive officers are also entitled to severance and related benefits in connection with (i) the Involuntary Termination of their employment unassociated with a Change of Control, and (ii) a termination by the NEO of his or her employment pursuant to a Voluntary Termination for Good Reason (as defined in the applicable Management Retention Agreement). The principal severance benefits include salary continuation, acceleration of the vesting of certain equity awards, and Company-paid healthcare benefits for a specified period of time. In addition, upon the occurrence of an involuntary termination (or, with respect to the CEO, death or disability), severance benefits include vesting of any Service-Based Equity Awards which are scheduled to vest within the following 12 months.

In the case of the CEO, severance benefits resulting from involuntary termination also include payment of the maximum potential incentive award under the Short-Term Incentive Plan; in the event of death or disability, the amount of the incentive award that would be paid under the Short-Term Incentive Plan would be based on the actual amount of the incentive award determined for the year in which death or disability occurred, pro-rated for such year based on the date of death or disability. The Company’s current employment agreement with Mr. Singer also imposes a non-competition and non-solicitation covenant for a period of 12 months from his termination date in connection with his separation from the Company, including in the event of a Change of Control that is followed by the involuntary termination of his employment.

The table below and the summary of retention arrangements related to benefits associated with a Change of Control of the Company should be read in conjunction with the tables entitled “Potential Payments Upon Termination as of December 31, 2013” in the “Executive Compensation and Other Matters” section on page 57.

	Severance Benefits ( i.e., Involuntary Termination Not Related to a Change of Control)					Change of Control Benefits ( i.e., Involuntary Termination Within 12 Months of a Change of Control)
Name	Salary Continuation		Healthcare (in months)	Acceleration of Unvested Options (in months)	Acceleration of Unvested Restricted Shares (in months)(2)	Multple of Annual Salary (Paid in Lump Sum)	Healthcare (in months)	Acceleration of Unvested Options	Acceleration of Unvested Restricted Shares(3)
Martin H. Singer	12 months	(1)	Up to 18 months	12 months	12 months	2.75x	Up to 12 months	100%	100%
John W. Schoen	12 months		Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
Anthony Kobrinetz	12 months		Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
Jeffrey A. Miller	12 months		Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%
David A. Neumann	12 months		Up to 12 months	12 months	12 months	2x	Up to 12 months	100%	100%

(1)	Includes both annual salary and 100% of the maximum potential incentive award payable under the Short-Term Incentive Plan in the year of termination.

(2)	The occurrence of an involuntary termination (other than for cause) during an annual performance period will result in an immediate vesting of all unvested service-based equity awards. With respect to performance-based equity awards, an involuntary termination of the CEO will result in the immediate vesting of his performance-based equity awards established for the period in which the termination occurred (including the then-current Interim Period under the 2014 LTIP), but he loses the right to earn any performance-based equity for any future performance periods.

(3)	Upon the occurrence of a Change of Control, performance-based equity awards will automatically convert into service-based equity awards with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the equity award; however, in the event of the involuntary termination of any NEO within 12 months following a Change of Control, such NEO’s equity award will immediately vest.

6. Other Benefits.    No material changes have been made to the medical benefits or other standard benefits received by NEOs to date in 2014. See “Summary of Principal Elements of Executive Compensation — Medical and Other Standard Benefits” for additional information.

CEO Total Direct Compensation

Mr. Singer’s total target compensation for 2014 (consisting of salary, target award under the 2014 STIP and target award under the 2014 LTIP) equates to $925,210 representing an increase from target total compensation of $751,200 and a decrease from actual total compensation of $1,099,415 in 2013 (resulting from overachievement of the 2013 short-term and long-term incentive plan targets). The CEO’s total target compensation if the Company achieves the financial plan targets for revenue and non-GAAP earnings per share is between the 25th percentile and median of comparable companies based on the market consensus data gathered by the Independent Compensation Consultant from survey and peer group executive compensation information due in part to the non-participation of the CEO in the Service-Based Equity Plan. If the Company exceeds the target growth in revenue and non-GAAP earnings per share, then as a result of the sliding scale of the 2014 STIP (as described in “2014 Implementation of the Principal Elements of Executive Compensation—2014 Short-Term Incentive Plan”), the CEO could achieve total compensation above the median. The Committee believes that Mr. Singer’s total direct target compensation for 2014 is appropriate.

General Terms of Equity Grants

1997 Stock Plan.    All equity issued by the Company (whether as restricted stock or stock options, and whether granted under the Short-Term Incentive Plan, the Service-Based Equity Awards, or the Long-Term Incentive Plan) is issued under the 1997 Stock Plan. The 1997 Stock Plan was approved by the stockholders at the time it was originally adopted in 1997 and has been amended from time to time with the approval of the stockholders, most recently in June 2010, to increase the reserve of shares under the Plan.

Material Terms of Stock Option Grants.    All participants in the 2014 Long-Term Incentive Plan will be issued restricted stock if the relevant goals are achieved as compared with the stock options issued under the 2013 Retention Plan. Stock options are granted to non-executive new hires from time to time. The Compensation Committee has never re-priced previously granted stock options where the trading price of the Company’s stock is less than the exercise price of the stock options, and the 1997 Stock Plan expressly prohibits such re-pricing of previously granted stock options.

Administrative Protocols in Stock Option and Restricted Stock Grants.    The Company adopted a Statement of Administrative Policy in November 2006, codifying approved procedures in respect of award grants under the 1997 Stock Plan. This policy is administered by the Compensation Committee. The key elements of the policy are as follows:

•

The meeting date of the Compensation Committee or the Board of Directors, as the case may be, is the grant date of any approved award, unless the Compensation Committee or Board of Directors expressly identifies a future date as the grant date of the award (discussed below).

•

Where a written consent of the Compensation Committee or the Committee Chair is used to approve an equity award, the date of the last signature required on the consent, or the date of the signature of the Committee Chair, as applicable, constitutes the grant date of the award.

•	Award grant documentation is dated as of the grant date.

•

Where a stock option or restricted stock award is required to be priced at the fair market value of the underlying Company stock, the closing price of the stock as reported by NASDAQ on the grant date is selected to represent that value.

•

Neither the Compensation Committee nor the Board of Directors will authorize a grant of stock options or other equity incentive awards (with the exception noted in the paragraph below) to executive officers or key managers during a quarterly “quiet period.” A “quiet period” is the time during which the executive officers and key managers of the Company may be presumed to be in possession of non-public information concerning the financial performance of the Company, beginning with the close of the market on the last trading day of the first full week of the last month of each fiscal quarter (but no later than the close of the tenth calendar day of such month), and continuing until the opening of the market on the third trading day following the date of the Company’s public release of earnings and other financial information for a particular fiscal quarter or year end. If stock options or other equity incentive awards (with the exception noted in the paragraph below) for individuals in this group are authorized by the Compensation Committee or the Board of Directors during such a “quiet period”, the Compensation Committee or Board of Directors will identify a future date as the grant date of the award, and will identify the reported closing price of PCTEL common stock on the future grant date as the fair market value of the award. This future grant date typically falls on the third day following the Company’s earnings release for the financial period.

•

Where performance shares or restricted stock awards that are not dollar-denominated are approved, a grant date during a quarterly “quiet period” is permitted, since these awards are not price-sensitive on the date of grant. When the Company pays incentive awards to executive officers and key managers under the Short-Term Incentive Plan in shares of stock rather than cash, these grants are dollar-denominated, and, therefore, have been awarded subject to a future grant date corresponding with the third day following the Company’s quarterly earnings release.

Stock Ownership Guidelines

In order to align further the interests of the Company’s NEOs with the interests of the stockholders, the Board of Directors adopted a policy that prescribes ownership levels of PCTEL common stock. The CEO is required to maintain PCTEL common stock with a value equal to twice his annual salary and each other NEO is required to maintain PCTEL common stock with a value equal to his annual salary. All of the NEOs are in compliance with the Stock Ownership Guidelines.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Code, the Company is able for federal tax purposes to deduct compensation paid to the NEOs only if the compensation for each such executive officer is less than $1 million during the fiscal year or is “performance-based” as defined under Section 162(m). Although it is the objective of the Compensation Committee to seek to qualify all executive compensation as deductible, in order to provide flexibility and to ensure that the executive compensation programs remain competitive, the Compensation Committee has not adopted a policy with this objective. In June 2010, the Board of Directors adopted and the stockholders approved an Amended and Restated 1997 Stock Plan governing the equity awards granted thereunder for purposes of Section 162(m) of the Code. In 2013, all compensation paid to the NEOs of the Company was below $1 million threshold under Section 162(m) for purposes of corporate tax deductibility.

Section 409A of the Internal Revenue Code

Section 409A of the Code, the final Treasury Regulations and the administrative guidance promulgated thereunder (collectively, “Section 409A”) regulate the tax treatment of non-qualified deferred compensation arrangements. Section 409A governs an individual’s election to defer compensation and the timing and form of distribution of the deferred compensation. For example, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. As to certain individuals who are officers, Section 409A requires that distribution to such an individual commences no earlier than six months after separation from service.

The Committee evaluated the various benefit plans and compensation arrangements that the Company has in place for the executive officers and certain key managers, and approved modifications of these plans and arrangements as necessary to comply with Section 409A.

Adjustment of Awards

The Company’s financial statements and the related financial performance goals and measures used by the Compensation Committee as the basis for executive compensation have not been subject to subsequent revision or restatement. As a result, the Compensation Committee has never been required to consider an adjustment of an award. However, if such a circumstance were to occur, the Compensation Committee and the Board of Directors would consider all appropriate remedial measures, which may include the recovery of amounts that were inappropriately awarded to an individual executive officer or key manager.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 409(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2013 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Carolyn Dolezal (Chair)

Cindy K. Andreotti

Brian J. Jackman

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table presents the compensation of the NEOs for the fiscal years ended December 31, 2013, 2012 and 2011:

Summary Compensation Table

Name	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Martin H. Singer	2013	478,250	—	—	222,568	368,428	36,704	1,105,950
	2012	470,000	—	140,800	—	—	39,022	649,822
	2011	458,750	—	168,220	—	332,076	28,817	987,863

John W. Schoen	2013	273,750	—	43,300	114,902	159,933	27,236	619,121
	2012	260,000	—	70,400	—	—	23,695	354,095
	2011	255,000	—	111,608	—	148,714	17,373	532,695

Anthony Kobrinetz	2013	248,000	—	—	107,720	136,770	16,885	509,375
	2012	240,000	—	121,440	—	—	18,817	380,257
	2011	232,500	—	111,608	—	137,272	18,169	499,549

Jeffrey A. Miller	2013	300,000	—	—	143,628	193,023	31,605	668,256
	2012	270,000	—	140,800	—	—	31,846	442,646
	2011	262,500	—	111,608	—	181,683	26,564	582,355

David A. Neumann (6)	2013	235,000	—	23,520	107,720	115,201	27,252	508,693

(1)	The amounts shown reflect the actual amounts paid as salary during fiscal years 2013, 2012 and 2011.

(2)	Amounts shown do not reflect compensation actually received by the NEO in the year indicated. Instead, the amounts shown represent the aggregate fair value (determined on the grant date) of the restricted stock granted in the year indicated, calculated pursuant to the Statement of Financial Account Standards Codification Topic 718. For a discussion of the valuation assumptions, see Note 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013. The actual value that may be realized from a restricted stock award is contingent upon the satisfaction of the conditions to vesting in that award. The amounts shown include the value of performance-based, service-vesting restricted shares granted in years 2011 and 2012 at target value determined on the grant date. The table below summarizes various values of performance shares at different payout levels using the price on the grant date and are not indicative of the compensation actually received in such years:

Name	Year	Target In Shares #	Value @ Target ($)	Additional Value @ Maximum Payout ($)	Estimated Value as of 12/31/2013 ($)
Martin H. Singer	2012	20,000	140,800	70,400	—
	2011	26,000	168,220	42,055	195,241

John W. Schoen	2012	10,000	70,400	35,200	—
	2011	17,250	111,608	27,902	129,536

Anthony Kobrinetz	2012	17,250	121,440	60,720	—
	2011	17,250	111,608	27,902	129,536

Jeffrey A. Miller	2012	20,000	140,800	70,400	—
	2011	17,250	111,608	27,902	129,536

(3)

Amounts shown do not reflect compensation actually received by the NEO in the year indicated. Instead, the amounts shown represent the aggregate fair value (determined on the grant date) of the options granted in the year indicated, calculated pursuant to the Statement of Financial Account Standards Codification Topic 718. For a discussion of the valuation assumptions, see Note 10 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013. The actual value that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting in that award. The amounts shown include the value of performance-based, service-vesting options granted in fiscal year 2013 at target value determined on the grant date. The table below summarizes various values of performance options at different payout levels using the Black Sholes Model on the grant date and are not indicative of the compensation actually received in such year:

Name	Year	Service Based Options #	Value $	Target In Options #	Value @ Target ($)	Additional Value @ Maximum Payout ($)	Estimated Value as of 12/31/2013 ($)
Martin H. Singer	2013	—	—	80,000	222,568	55,642	252,737
John W. Schoen	2013	20,000	57,451	20,000	57,451	14,363	122,689
Anthony Kobrinetz	2013	18,750	53,860	18,750	53,860	13,467	115,019
Jeffrey A. Miller	2013	25,000	71,814	25,000	71,814	17,953	153,360
David A. Neumann	2013	18,750	53,860	18,750	53,860	13,467	115,019

(4)	The values shown for 2011 and 2013 reflect that the incentive awards were paid in cash under the 2011 and 2013 STIP. No award was earned under the 2012 STIP. The details of the 2013 STIP are discussed under “Compensation Discussion and Analysis — Summary of 2013 Company Financial Performance and Compensation — 2013 Short-Term Incentive Plan” above.

(5)	The values shown represent payments by the Company for each NEO of matching contributions under 401(k) plan, group life insurance premiums, healthcare premiums, and dividends on unvested restricted shares of PCTEL common stock. The contributions exceeding $10,000 are (i) healthcare premiums of $14,191, $12,351 and $13,211 for Mr. Singer in 2013, 2012 and 2011 respectively; $14,191, $12,351 and $13,211 for Mr. Miller in 2013, 2012 and 2011, respectively; and $13,403 for Mr. Neumann in 2013; (ii) total dividends on unvested restricted shares of PCTEL common stock of $11,408, and $15,119 for Mr. Singer in 2013 and 2012 respectively. Except as noted above, none of the benefits included in the column entitled “All Other Compensation” exceeded $10,000 individually for a NEO in 2013.

(6)	Mr. Neumann became an NEO in 2013.

The following table provides information on equity awards granted in fiscal 2013 to each of the NEOs:

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Martin H. Singer	3/14/2013	18,038	90,188	601,250	—	—	—
	4/9/2013	—	—	—	55,642	222,568	278,210

John W. Schoen	3/14/2013	7,830	39,150	261,000	—	—	—
	4/9/2013	—	—	—	14,363	57,451	71,814

Anthony Kobrinetz	3/14/2013	6,696	33,480	223,200	—	—	—
	4/9/2013	—	—	—	13,467	53,860	67,322

Jeffrey A. Miller	3/14/2013	9,450	47,250	315,000	—	—	—
	4/9/2013	—	—	—	17,953	71,814	89,767

David A. Neumann	3/14/2013	5,640	28,200	188,000	—	—	—
	4/9/2013	—	—	—	13,467	53,860	67,322

(1)	The amounts shown represented potential payments under the 2013 Short-Term Incentive Plan. The principal terms of the 2013 Short-Term Incentive Plan are discussed under “Compensation Discussion and

Analysis — Summary of 2013 Company Financial Performance and Compensation — 2013 Short-Term Incentive Plan.”

(2)	The amounts shown represented potential payments under the 2013 Performance-Earned, Service-Vesting Equity Awards Under the Retention Plan. The principal terms of the 2013 Retention Plan are discussed under “Compensation Discussion and Analysis — Summary of 2013 Company Financial Performance and Compensation —”2013 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.” The values shown reflect the fair market value of the shares on the grant date calculated pursuant to Statement of Financial Accounting Codification Topic 718. The assumptions the Company uses in calculating these amounts are discussed in Note 10 to the financial statements for the fiscal year ended December 31, 2013 which were filed with the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(3)	In the case of all grant dates, the Board of Directors action date is both the Compensation Committee approval date and the grant date.

Outstanding Equity Awards at Fiscal Year End December 31, 2013

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martin H. Singer	—	—	80,000	7.16	4/9/2020	—	—	—	—
	132,000	—	—	9.16	8/1/2016	—	—	—	—
	30,000	—	—	10.56	5/1/2016	—	—	—	—
	100,000	—	—	9.09	8/1/2015	—	—	—	—
John W. Schoen	—	20,000	20,000	7.16	4/9/2020	26,891	257,347	—	—
Anthony Kobrinetz	—	18,750	18,750	7.16	4/9/2020	14,734	141,004	—	—
Jeffrey A. Miller	—	25,000	25,000	7.16	4/9/2020	21,891	209,497	—	—
	26,000	—	—	11.84	2/11/2014	—	—	—	—
David A. Neumann	—	18,750	18,750	7.16	4/9/2020	10,347	99,021	—	—

(1)	One-fourth of the shares vest each year commencing one year after the grant date.

(2)	The market value is calculated by multiplying the number of shares that have not vested by $9.57, the closing price of PCTEL common stock price as of December 31, 2013.

The table below shows the number of shares of PCTEL common stock acquired during fiscal 2013 by the NEOs upon the exercise of stock options or the vesting of stock awards:

Option Exercises and Stock Vested at Fiscal Year End December 31, 2013

	Options Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Martin H. Singer	—	—	40,250	298,253
John W. Schoen	—	—	24,734	183,279
Anthony Kobrinetz	—	—	14,745	101,381
Jeffrey A. Miller	—	—	27,734	205,509
David A. Neumann	—	—	11,098	82,861

(1)	The value represents the closing price of PCTEL common stock as represented by the NASDAQ as of the vesting date multiplied by the number of shares that vested on such date.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2013

Name	Executive Contributions in 2013 ($)	Company Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrwals/ Distributions in 2013 ($)	Aggregate Balance as of December 31, 2013 ($)
Martin H. Singer	—	—	111,756	—	712,672
John W. Schoen	—	—	1,226	—	31,896
Anthony Kobrinetz	—	—	—	—	—
Jeffrey A. Miller	—	—	8,703	—	39,866
David A. Neumann	—	—	23,868	—	124,143

Under the Executive Deferred Compensation Plan, participants could defer up to 50% of salary and 100% of cash bonus subject to a minimum of $1,500. The Company provided a matching contribution equal to 4% of the amount deferred by the participant, which vests over three years from the date of the investment. The participant had a choice of investment alternatives from a menu of notional funds that mirror actual mutual fund performance. Upon the participant’s death, disability, retirement or termination of employment, the participant would have received the value of his/her account in accordance with the provisions of the plan. The participant could have elected in advance to receive, at retirement, either a lump sum payment, or payments in annual installments over 15 years or over the lifetime of the participant with 20 annual payments guaranteed. The participant had to make his/her choice no sooner than one year before the date of retirement. The deferred compensation plan terminated on December 31, 2013.

Name	Amounts Included in Both Nonqualified Deferred Compensation Table and Summary Compensation Table for 2013 ($)	Amounts Included in Nonqualified Deferred Compensation Table previously Reported in Prior Years’ Summary Compensation Table ($)
Martin H. Singer	—	600,916
John W. Schoen	—	30,669
Anthony Kobrinetz	—	—
Jeffrey A. Miller	—	31,163
David A. Neumann		100,275

Potential Payments Upon Termination as of December 31, 2013

The following table estimates amounts payable to the NEOs as if a termination had occurred on December 31, 2013:

Severance Benefits(1) (7) (i.e., Involuntary Termination Not Related to a Change of Control or Occurring More Than 12 Months After a Change of Control )
Name	Salary(3) ($)	Short Term Incentive Plan(3) ($)	Healthcare(4) ($)	Option Acceleration(5) ($)	Restricted Shares Acceleration(6) ($)	Total ($)
Martin H. Singer (2)	481,000	601,250	21,287	156,854	—	1,260,391
John W. Schoen	290,000	—	9,977	25,733	11,963	337,673
Anthony Kobrinetz	248,000	—	4,337	24,125	95,700	372,162
Jeffrey A. Miller	300,000	—	14,191	32,166	—	346,357
David A. Neumann	235,000	—	13,403	24,125	7,178	279,706

(1)	The amounts set forth in the table assume that termination of the NEO’s employment occurred unrelated to, or more than 12 months after, a Change of Control as a result of (i) involuntary termination by Company of the NEO’s employment other than for “Cause, Death or Disability” as such capitalized terms are defined in the applicable Management Retention Agreement (an “Involuntary Termination”) or (ii) “Voluntary Termination for Good Reason.” If an NEO’s employment (other than the CEO’s employment) were terminated for reasons other than the foregoing, such NEO would not be entitled to receive any severance or benefit. The material terms of the severance benefits set forth in the agreements that the Company has with each NEO are described in greater detail under “Compensation Discussion and Analysis–Change of Control and Severance Arrangements” above. The benefits listed in the table are subject to certain non-competition and non-solicitation agreements for a period of twelve months after the date of termination.
(2)	If the CEO’s employment were terminated for cause, he would not be entitled to receive any severance or benefit. If the CEO’s employment were terminated as a result of death or disability which occurred unrelated to, or more than 12 months after, a Change of Control, he would be entitled to the amounts set forth in this table.
(3)	The amount set forth as salary represents 12 months of annual base salary paid on a continuing basis in accordance with normal payroll procedures. In addition, Mr. Singer is entitled to payment of 100% of his maximum potential incentive award under the 2013 STIP.
(4)	The amount set forth for healthcare represents the current Company contribution rate of 80% paid by the Company for healthcare coverage for up to 12 months (or in case of Mr. Singer for up to 18 months.)
(5)	Except in the event of a termination for cause, service-based stock options partially accelerate as if the NEO had continued to be employed for 12 months and with respect to the CEO, his performance-based restricted shares accelerate in the amount targeted for vesting in the performance year. The value represents the unvested stock options which vest in the event of a termination not related to a Change of Control based on the difference between the price of $9.57 as of December 31, 2013 and the exercise price.
(6)	Except in the event of a termination for cause, service-based restricted shares partially accelerate as if the NEO had continued to be employed for 12 months and with respect to the CEO, his performance-based restricted shares accelerate in the amount targeted for vesting in the performance year. The value represents the number of shares accelerated (assuming vesting through December 31, 2013) multiplied by $9.57, the closing price of PCTEL common stock as of December 31, 2013.
(7)	The Company has calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Sections 280G and 4999 of the Code applies. The assumptions used to determine whether an excise tax was required were based on a Change of Control date of December 31, 2013. All equity which was assumed accelerated in such calculation was valued at $9.57 per share.

Potential Payments Upon Change of Control as of

December 31, 2013

The following table estimates amounts payable to the NEOs as if a Change of Control had occurred on December 31, 2013:

Change Of Control Benefits(1)(6) (i.e., Involuntary Termination Within 12 Months of a Change of Control )
Salary(2) ($)	Healthcare(3) ($)	Option Acceleration(4) ($)	Restricted Shares Acceleration(5) ($)	Total ($)
1,322,750	14,191	321,054	—	1,657,995
580,000	9,977	102,934	257,347	950,258
496,000	4,337	96,499	95,700	692,536
600,000	14,191	128,665	209,497	952,353
470,000	13,403	96,499	99,021	678,923

(1)	The amounts set forth in the table assume that termination of the NEO’s employment occurred within 12 months of a Change of Control of the Company for one of the reasons listed in footnote (1) to the table captioned “Potential Payments Upon Termination as of December 31, 2013–Severance Benefits.” If an NEO’s employment were terminated for reasons other than the foregoing, such NEO would not be entitled to receive payments under any severance arrangements with the Company. The material terms of the severance and Change of Control benefits set forth in the agreements that the Company has entered into with each of the NEOs are described in greater detail under “Compensation Discussion Analysis–Change of Control and Severance Arrangements” above. The benefits listed in the table above are subject to certain non-competition and non-solicitation agreements for a period of 12 months.
(2)	Salary represents 200% of annual salary for NEOs other than the CEO and is paid in a lump sum after both (i) the completion of a Change of Control and (ii) within twelve months thereafter either an Involuntary Termination (as defined in footnote (1) of the table captioned “Potential Payments Upon Termination as of December 31, 2013–Severance Benefits) by the Company of the NEO’s employment, or a termination by the NEO of his employment pursuant to a Voluntary Termination for Good Reason (as defined in the applicable Management Retention Agreement). The amount set forth as salary for Mr. Singer represents 275% of his annual salary and is paid in a lump sum based on the same criteria as stated above. See “Compensation Discussion and Analysis–Change of Control and Severance Arrangements” above.
(3)	The amount set forth for healthcare represents the current contribution rate paid by the Company for healthcare coverage for up to 12 months.
(4)	Under the terms of the Management Retention Agreement providing for Change of Control benefits, all then unvested service-based stock options vest upon the occurrence of an Involuntary Termination within 12 months of a Change of Control. Performance-based stock options automatically convert into service-based stock options with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the stock options; however, in the event of an Involuntary Termination within 12 months of a Change of Control, the stock options will immediately vest. The value represents unvested stock options which vest in the event of a change in control based on the difference between the price of $9.57 as of December 31, 2013 and the exercise price.
(5)	Under the terms of the Management Retention Agreements providing for Change of Control benefits, all then unvested service-based restricted shares vest upon the occurrence of an Involuntary Termination within 12 months of a Change of Control. Performance-based restricted shares automatically convert into service-based restricted shares with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the restricted shares; however, in the event of an Involuntary Termination within 12 months of a Change of Control, the restricted shares will immediately vest. The value represents the number of shares that will vest multiplied by $9.57, the closing price of PCTEL common stock on December 31, 2013.
(6)	The Company has calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Section 280G and 4999 of the Code applies. The assumption used to determine whether an excise tax was required was based on a Change of Control date of December 31, 2013. All equity which was assumed accelerated in such calculation was valued at $9.57 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 about PCTEL common stock that may be issued upon the exercise of options and rights under all of the former and existing equity compensation plans, including the 1997 Stock Plan, 1998 Director Stock Option Plan, Employee Stock Purchase Plan and the 2001 Stock Plan:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options Warrants and Rights ($)		Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by stockholders (1)	1,464,563	(3)	$8.26	(3)	2,011,727
Equity compensation plans not approved by stockholders (2)	68,810		$9.28		—

Total	1,533,373		$8.29		2,011,727

(1)	The 1997 Stock Plan, 1998 Director Stock Option Plan and Employee Stock Purchase Plan were approved by stockholders. The stockholders also approved the amendment and restatement of the 1997 Stock Plan at the 2010 annual meeting, which replaced the prior 1997 Stock Plan and the 1998 Director Stock Option Plan. No further awards will be made under the 1998 Director Stock Option Plan, but it will continue to govern awards previously granted thereunder.

(2)	This plan is the 2001 Stock Plan which terminated in August 2011.

(3)	The Company is unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides that shares of PCTEL common stock may be purchased at a per share price equal to 85% of the fair market value of PCTEL common stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

2001 Stock Plan

In August 2001, the Board of Directors approved the 2001 Stock Plan which terminated in August 2011. Following the June 15, 2010 approval by the stockholders of the amendment and restatement of the 1997 Stock Plan that (i) increased the number of shares available for grant and (ii) made certain other changes to the 1997 Stock Plan, no additional grants could be or were made under the 2001 Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2013, the Company has not entered into any transaction, and is not aware of any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any director, NEO, nominee for election as a director, holder of more than 5% of PCTEL common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policy Regarding Related Party Transactions

The Company’s Audit Committee adopted a written policy which governs the review and approval of related party transactions in which (i) the aggregate amount of such transaction involves $120,000 or more, (ii) the Company is a party, and (iii) any related person is a party. Related persons include directors, NEOs, stockholders holding in excess of 5% of PCTEL common stock, or any such individual’s immediate family members. Under the policy, all proposed related party transactions involving one or more of the Company’s non-officer employees must be reviewed and approved by the Audit Committee, and all proposed related party transactions involving one or more of the related persons listed above must be reviewed and approved by the Board of Directors. If a proposed related party transaction involves a member of the Board of Directors, such related party transaction must be reviewed and approved by all disinterested members of the Board of Directors.

The Company properly and accurately reports all material related party transactions in accordance with applicable accounting rules, federal securities law, SEC rules and regulations and securities market rules. In determining the materiality of related party transactions, the Audit Committee or Board of Directors primarily considers the significance of the information regarding such related party transactions to the stockholders. All related party transactions involving one of the related persons listed above are presumed material, unless:

•	the aggregate amount does not exceed $120,000;

•	the rates or charges are determined by competitive bids;

•	the transaction involves the rendering of services as a common or contract carrier or a public utility at rates fixed in conformity with law or governmental authority;

•	the transaction involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•

the transaction involves indebtedness resulting solely from ordinary business and expense payments, purchase of goods and/or services subject to usual trade terms, and other transactions in the ordinary course of business; or

•	the interest of the related person in the transaction arises solely from such person’s

-	ownership of PCTEL common stock, if all stockholders received the same benefit on a pro rata basis;

-	position as a director of another corporation or organization that is a party to the transaction;

-	ownership of another entity which is a party to the transaction, if all related persons, in the aggregate, own less than 10% of the entity; or

-	position as a limited partner in a partnership that is a party to the transaction, if such related person (i) is not a general partner of the partnership, (ii) together with all other related persons owns less than 10% of such partnership in the aggregate, and (iii) does not hold any other position in such partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received from, and/or written representations from, such reporting persons, the Company believes that during fiscal year 2013 all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except the following seven filings were not filed on a timely basis: the Form 4 relating to the sale of 3,773 shares by John R. Sheehan on July 24, 2013 was filed on August 30, 2013; the Form 4 relating to the grant on April 9, 2013 by the Company of stock options under the 2013 Service-Based Equity Awards and the 2013 Retention Plan to each of Ms. Goldman (42,711 stock options), Mr. Kobrinetz (40,041 stock options), Mr. Miller (53,388 stock options), Mr. Neumann (40,041 stock options), and Mr. Schoen (42,711 stock options) was filed on March 12, 2014; and the Form 4 relating to the grant on April 9, 2013 by the Company of stock options under the 2013 Retention Plan to Mr. Singer (90,844 stock options) was filed on March 12, 2014.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors currently consists of Mr. Thomsen, Mr. Marini and Mr. Levy, each of whom meets the NASDAQ independence and experience requirements. The Audit Committee operates under a written charter. Upon the recommendation of the Audit Committee, the Board of Directors adopted the original charter for the Audit Committee in August 1999, and last amended the charter for the Audit Committee on September 21, 2010. A current version of the Audit Committee charter is available on our website located at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

The Audit Committee reviews the procedures of management for the design, implementation and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems and disclosures contained in our periodic reports. As part of this review, the Audit Committee discusses with management and our independent auditors their evaluation of the effectiveness of our internal control over financial reporting, including improvements to our internal control that may be warranted. The Audit Committee provides our Board of Directors with the results of the Committee’s examinations and recommendations and reports to the Board of Directors as the Committee may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’ attention.

The Audit Committee does not conduct auditing reviews or audit procedures. The Audit Committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles and on the representations of the independent auditors included in their report on our financial statements and on the effectiveness of our internal control over financial reporting. The Audit Committee has also adopted a written policy that is intended to encourage our employees to bring to the attention of management and Audit Committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The Audit Committee reviews reports and provides guidance to our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. The Audit Committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the external auditors.

In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2013 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by SAS No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements for the year ended December 31, 2013 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

THE AUDIT COMMITTEE

CARL A. THOMSEN (Chair)

STEVEN D. LEVY

GIACOMO MARINI

OTHER MATTERS

We know of no further matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 30, 2014

APPENDIX A

PC-TEL, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated as of June 11, 2014)

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan and Offerings thereunder qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company).

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means PC-Tel, Inc., a Delaware corporation.

(i) “Compensation” means an Employee’s base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(j) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan or any Offering.

(k) “Director” means a member of the Board.

(l) “Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave. The Administrator, in its discretion, from time to time may, prior to the Offering Date of an Offering, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), or (iv) is a highly compensated employee under Section 414(q) of the Code with compensation above a certain level or who are Officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act. Notwithstanding any provision of the Plan, the Administrator may in its sole discretion prior to the Offering Date of an Offering determine that citizens or residents of a foreign jurisdiction shall not be Eligible Employees if, as of the Offering Date of the grant of an Option to citizens or residents of the foreign jurisdiction is prohibited under the laws of such jurisdiction; or compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Code Section 423.

(m) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o) “Exercise Date” means the last Trading Day of each Purchase Period. Notwithstanding the foregoing, the Administrator, in its discretion, from time to time may, prior to the Offering Date of an Offering, determine (on a uniform and nondiscriminatory basis) when the Exercise Dates will occur during a Purchase Period.

(p) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

(q) “Fiscal Year” means the fiscal year of the Company.

(r) “New Exercise Date” means a new Exercise Date set by shortening any Offering Period then in progress.

(s) “Offering” means the grant of Options to purchase shares of Common Stock under the Plan to Eligible Employees. The terms of each Offering need not be identical; provided, however, that the rights and privileges established with respect to an Offering will apply in an identical manner to all employees of the Company and each Designated Subsidiary that are granted Options under the Offering.

(t) “Offering Date” means the first Trading Day of each Offering Period.

(u) “Offering Period” means the period of time the Administrator may determine prior to an Offering Date, for Options to be granted on such Offering Date, during which an Option granted under the Plan may be exercised, not to exceed twenty-seven (27) months. Unless the Administrator provides otherwise, Offering Periods will have a duration of approximately six (6) months (i) commencing on the first Trading Day on or after February 15 of each year and terminating on the last Trading Day in the period ending the following August 14, approximately six (6) months later, and (ii) commencing on the first Trading Day on or after August 15 of each year and terminating on the last Trading Day in the period ending the following February 14, approximately six (6) months later. The first Offering Period under the Plan will commence on the first Trading Day on or after August 15, 2014, and will end on the last Trading Day on or before February 14, 2015. The second Offering Period under the Plan will commence on the first Trading Day on or after February 15, 2015, and will end on the last Trading Day on or before August 14, 2015. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 19 and 20.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means an Eligible Employee who holds an outstanding Option granted pursuant to the Plan.

(z) “Plan” means this PC-Tel, Inc. Employee Stock Purchase Plan, as amended and restated as of June 11, 2014, as set forth herein and as may be amended from time to time.

(aa) “Purchase Period” means the period during an Offering Period during which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan or Offering. Unless and until the Administrator provides otherwise, the Purchase Period will have the same duration and coincide with the length of the Offering Period.

(bb) “Purchase Price” shall be determined by the Administrator (on a uniform and nondiscriminatory basis) prior to an Offering Date for all Options to be granted on such Offering Date, subject to compliance with Section 423 of the Code and Treasury regulations promulgated thereunder (or any successor rule or provision or any other Applicable Laws) or pursuant to Section 20. Unless and until the Administrator provides otherwise with respect to an Offering, the Purchase Price will be equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or the Exercise Date, whichever is lower.

(cc) “Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

(dd) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ee) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3. Eligibility.

(a) Offering Periods. Any individual who is an Eligible Employee on a given Offering Date of any Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an Option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such Option is granted) for each calendar year in which such Option is outstanding at any time.

4. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 15 and August 15 each year, or on such other date as the Administrator will determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The first Offering Period under the Plan will commence on the first Trading Day on or after August 15, 2014, and will end on the last Trading Day in the period ending February 14, 2015, approximately six (6) months later. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation. An Eligible Employee may participate in the Plan pursuant to Section 3 by (a) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (b) following an electronic or other enrollment procedure prescribed by the Administrator.

6. Payroll Deductions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have the payroll deductions made on such day applied to his or her account under the subsequent Purchase or Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a Participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c) All payroll deductions made for a Participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by Participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), or if the Administrator reasonably anticipates a Participant has contributed a sufficient amount to purchase a number of shares of Common Stock equal to or in excess of the applicable limit for such Offering Period (as set forth in Section 7 or as established by the Administrator), a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, or for Participants who have had their contributions reduced due to the applicable limits on the maximum number of shares that may be purchased in any Offering Period, payroll deductions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) At the time the Option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax liability payable to any authority, national insurance, Social Security or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

(g) Notwithstanding any provision of the Plan, no payroll deductions may commence during an Offering Period unless the shares of Common Stock to be issued upon exercise of the Options granted in the Offering are covered by an effective registration statement pursuant to the Securities Act. If on an Offering Date the shares of Common Stock are not so registered, no payroll deductions shall take effect on such Offering Date, and the Offering Date shall be delayed until the shares of Common Stock are subject to such an effective registration statement.

7. Grant of Option. On the Offering Date of each Offering, each Eligible Employee participating in such Offering will be granted an Option to purchase on each Exercise Date during the applicable Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than two thousand (2,000) shares of the Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Eligible Employee may accept the grant of such Option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offerings, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period. Exercise of the Option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The Option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her Option will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the Option will be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Offering, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s Option to purchase shares hereunder is exercisable only by him or her.

(b) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and either (A) continue all Offering Periods then in effect or (B) terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant, as appropriate, of the shares purchased upon exercise of his or her Option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any Option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10. Withdrawal.

(a) Pursuant to procedures established by the Administrator, a Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her Option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the Participant’s payroll deductions credited to his or her account will be paid to such Participant as promptly as practicable after receipt of notice of withdrawal and such Participant’s Option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5 hereof.

(b) A Participant’s withdrawal from an Offering will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offerings which commence after the termination of the Offering from which the Participant withdraws.

11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s Option will be automatically terminated.

12. Interest. No interest will accrue on the payroll deductions of a Participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be seven hundred fifty thousand (750,000) shares. These shares are in addition to the shares of Common Stock remaining available for issuance under the Plan as in effect before June 11, 2014.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. As of the date hereof, the Compensation Committee of the board is the Administrator of the Plan. The Administrator will have full and exclusive discretionary authority, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine how and when Options to purchase shares of Common Stock shall be granted and the provisions of each Offering of such Options (which need not be identical);

(b) To designate from time to time which Subsidiaries of the Company shall be eligible to participate in the Plan as Designated Subsidiaries;

(c) To construe, interpret and apply the terms of the Plan and, in the exercise of this power, correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(d) To determine eligibility and to adjudicate all disputed claims filed under the Plan;

(e) To adopt rules or procedures relating to the operation and administration of the Plan, including, without limitation, rules and procedures regarding eligibility to participate in the Plan or any Offering, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements and such other procedures as are necessary to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States;

(f) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States; and

(g) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revert to the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

15. Designation of Beneficiary.

(a) A Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Option.

(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may prescribe from time to time.

16. Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw from an Offering in accordance with Section 10 hereof.

17. Use of Funds. The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

18. Reports. Individual bookkeeping accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any. Notwithstanding the foregoing, all payroll deductions received under the Plan shall be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with an independent third party.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13 hereof.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding Option will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (including a right to acquire the same consideration paid to the stockholders in the merger or Change in Control). In the event that the successor corporation refuses to assume or substitute for the Option, the Offering Period with respect to which such Option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under FASB ASC ¶ 718-50-25-1, including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date or terminating any outstanding Offering Period and returning contributions made through such date to Participant, including an Offering Period underway at the time of the Administrator action;

(iv) allocating shares;

(v) reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(vi) reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan. The Plan will become effective upon its adoption by the Board, but no Options shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after of its approval by the Board. The Plan will continue in effect until terminated under Section 20 or until no Options are available for grants hereunder.

24. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

25. Covenants of the Company. The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the Options. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Options unless and until such authority is obtained.

26. Not a Contract of Employment. The Plan and Offerings do not constitute an employment contract. Nothing in the Plan or in any Offering shall in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Subsidiary, or on the part of the Company or a Subsidiary to continue the employment of a Participant.

27. Governing Law. The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

EXHIBIT A to Employee Stock Purchase Plan (Appendix A)

PC-TEL, INC.

EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

❑ Original Application	Offering Date:
❑ Change in Payroll Deduction Rate
❑ Change of Beneficiary(ies)

1. I,                                      , hereby elect to participate in the PC-Tel, Inc. Employee Stock Purchase Plan, amended and restated as of June 11, 2014 (the “Plan”), and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of__% of my Compensation on each payday (from 0% to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in my name.

6. I understand that if I dispose of any shares received by me pursuant to the Employee Stock Purchase Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me.

7. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

8. I hereby agree to be bound by the terms of the Plan and the applicable Offering document. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

9. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Beneficiary

Name: (Please print)
	(First)	(Middle)	(Last)

Address:

Relationship:
Percentage Benefit:

Beneficiary

Name: (Please print)
	(First)	(Middle)	(Last)

Address:

Relationship:
Percentage Benefit:

Employee Information

Employee’s Social Security
Number:
Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee
Dated:

EXHIBIT B to Employee Stock Purchase Plan (Appendix A)

PC-TEL, INC.

EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the PC-Tel, Inc. Employee Stock Purchase Plan, amended and restated as of June 11, 2014 (the “Plan”), that began on                     , (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all of the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name:
Address:

Signature:
Date:

EXHIBIT C to Employee Stock Purchase Plan (Appendix A)

PC-TEL, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated as of June 11, 2014)

OFFERING DOCUMENT

In this document, capitalized terms not otherwise defined shall have the same definitions as set forth in the PC-Tel, Inc. Employee Stock Purchase Plan, as amended and restated as of June 11, 2014.

1. Offering.

(a) Offering Period. The Offering Period hereunder shall begin on                      (the “Offering Date”) and shall end on                         , unless terminated earlier as provided below. Except as provided below, the Offering Period and the Purchase Period shall be approximately six (6) months in duration.

(b) Exercise Date. Except as provided below, the Exercise Date is the last Trading Day of the Purchase Period.

(c) Purchase Price. The Purchase Price of an Option will be equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or the Exercise Date, whichever is lower.

2. Eligible Employees.

(a) Each individual who is an Eligible Employee on the Offering Date hereunder and is either (i) an employee of the Company; (ii) an employee of a Designated Subsidiary shall be granted an Option on the Offering Date. For purposes of the Offering, Designated Subsidiaries include PCTelWorx, Inc.

(b) Each individual who first becomes an Eligible Employee during the Offering other than on the Offering Date shall not be granted an Option under this Offering.

(c) Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted Options under the Offering:

(i) Employees whose customary employment is twenty (20) hours per week or less or five (5) months per calendar year or less; or

(ii) five percent (5%) stockholders (including ownership through unexercised and/or unvested stock options) as described in Section 3(b)(i) of the Plan.

3. Grant of Options.

(a) Subject to the limitations herein and in the Plan, a Participant’s Option shall permit the Participant to purchase on the Exercise Date (at the Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.

(b) Notwithstanding the foregoing, no Option shall be granted to a Participant to the extent that the Participant’s right to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such Option is granted) for each calendar year in which such Option is outstanding at any time.

(c) Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be purchased on the Exercise Date by any one Eligible Employee during the Offering shall not exceed two thousand (2,000) shares.

4. Exercise of Option.

(a) Unless a Participant withdraws from the Plan, his or her Option will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the Option will be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; and any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Offering. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant.

(b) Notwithstanding any Plan provision to the contrary, if the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date

5. Participation.

(a) An Eligible Employee who does not have an effective subscription agreement on file with the Administrator on the Offering Date, may participate in the Offering by submitting a properly completed subscription agreement (Exhibit A to the Plan) to the Administrator by                 , 20     at the following address in-person or via intra-office or U.S. mail or facsimile:

Michelle Henry

471 Brighton Drive

Bloomingdale, IL 60108

Phone: 630-339-2058

Facsimile: 630-339-2001

(b) At the time of enrollment, the Eligible Employee must elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period but before the Exercise Date. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless the Participant earlier terminates his participation by submitting a written notice of withdrawal (Exhibit B to the Plan) to the Administrator in a manner specified in subsection (a) above.

(c) A Participant may increase or decrease the rate of his or her payroll deductions during the Offering Period by properly completing and submitting to the Administrator a new subscription agreement (Exhibit A to the Plan) authorizing the change in payroll deduction rate. Any change in payroll deduction rate made pursuant to this subsection (c) and Section 6(d) of the Plan will be effective as of the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(d) A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her Option under the Plan at any time by submitting to the Administrator a written notice of withdrawal in the form prescribed by the Administrator (Exhibit B to the Plan). All of the Participant’s payroll deductions credited to the Participant’s account will be paid to such Participant as promptly as practicable after receipt of notice of withdrawal and such Participant’s Option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the Participant re-enrolls in the Plan.

(e) Notwithstanding the foregoing or any other provision of this Offering document or of the Plan to the contrary, neither the enrollment of any Eligible Employee in the Plan nor any forms relating to participation in the Plan shall be given effect until such time as a registration statement covering the shares reserved under the Plan that are subject to the Offering has been filed by the Company and has become effective. If the provisions of this Section are applicable, the Company shall establish such procedures as will enable the purposes of the Plan to be satisfied while complying with applicable securities laws.

6. Notices and Agreements. Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company (including documents delivered in electronic form, if authorized by the Company), and unless specifically provided for in the Plan or this Offering, shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

7. Exercise Contingent on Stockholder Approval. The Options granted under the Offering are subject to the approval of the Plan by the stockholders of the Company as required for the Plan to obtain treatment as an Employee Stock Purchase Plan.

8. Offering Subject to Plan. This Offering is subject to all the provisions of the Plan, and the provisions of the Plan are hereby made a part of the Offering. The Offering is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.

PCTEL, INC. 471 BRIGHTON DRIVE BLOOMINGDALE, IL 60108

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01	Steven D. Levy 02 Giacomo Marini 03 Martin H. Singer

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.						For	Against	Abstain

2.	Advisory vote to approve the Company’s named executive officer compensation.					☐	☐	☐

3.	The approval of the amendment and restatement of the Employee Stock Purchase Plan.					☐	☐	☐

4.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.					☐	☐	☐

5.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.					☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

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PCTEL, INC.

Annual Meeting of Stockholders

June 11, 2014 at 12:00 PM

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Martin H. Singer and John W. Schoen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PCTEL, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM, CDT on June 11, 2014, at the PCTEL office located at 471 Brighton Drive, Bloomingdale, IL 60108, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side